Exhibit 10.1

$300,000,000

AMENDED AND RESTATED CREDIT AGREEMENT

dated as of

9 June 2005

among

CARLISLE COMPANIES INCORPORATED,

The Banks Listed Herein

BANK OF AMERICA, N.A.,
SUNTRUST BANK, and
THE BANK OF TOKYO–MITSUBISHI, LTD., NY BRANCH
as co–documentation agents,

WACHOVIA BANK, N.A.

as syndication agent,

and

JPMorgan Chase Bank, N.A.

as Administrative Agent

J.P. Morgan Securities, Inc.

as Sole Lead Arranger and Sole Bookrunner

TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS

SECTION 1.01. Definitions
SECTION 1.02. Accounting Terms and Determinations
SECTION 1.03. Types of Borrowings

ARTICLE 2 THE CREDITS

SECTION 2.01. Commitments to Lend
SECTION 2.02. Notice of Committed Borrowing
SECTION 2.03. Money Market Borrowings
SECTION 2.04. Notice to Banks: Funding of Loans
SECTION 2.05. Swingline Borrowings
SECTION 2.06. Repayment of Loans; Evidence of Debt
SECTION 2.07. Maturity of Loans
SECTION 2.08. Interest Rates
SECTION 2.09. Fees
SECTION 2.10. Optional Termination or Reduction of Commitments
SECTION 2.11. Mandatory Termination of Commitments
SECTION 2.12. Optional Prepayments
SECTION 2.13. General Provisions as to Payments
SECTION 2.14. Funding Losses
SECTION 2.15. Computation of Interest and Fees
SECTION 2.16. Method of Electing Interest Rates
SECTION 2.17. Letters of Credit
SECTION 2.18. Increase of Commitments

ARTICLE 3 CONDITIONS

SECTION 3.01. Closing
SECTION 3.02. Borrowings
SECTION 3.03. Effective Date Advances and Adjustments

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

SECTION 4.01. Corporate Existence and Power
SECTION 4.02. Corporate and Governmental Authorization; No Contravention
SECTION 4.03. Binding Effect
SECTION 4.04. Financial Information
SECTION 4.05. Litigation
SECTION 4.06. Compliance with ERISA
SECTION 4.07. Environmental Matters
SECTION 4.08. Taxes
SECTION 4.09. Subsidiaries
SECTION 4.10. No Regulatory Restrictions on Borrowing
SECTION 4.11. Full Disclosure

i

ARTICLE 5 COVENANTS

SECTION 5.01. Information
SECTION 5.02. Payment of Obligations
SECTION 5.03. Maintenance of Property; Insurance
SECTION 5.04. Conduct of Business and Maintenance of Existence
SECTION 5.05. Compliance with Laws
SECTION 5.06. Inspection of Property, Books and Records
SECTION 5.07. Mergers and Sales of Assets
SECTION 5.08. Use of Proceeds
SECTION 5.09. Negative Pledge
SECTION 5.10. Subsidiary Debt Limitation
SECTION 5.11. Leverage Ratio
SECTION 5.12. Minimum Consolidated Net Worth
SECTION 5.13. Transactions with Affiliates

ARTICLE 6 DEFAULTS

SECTION 6.01. Events of Default
SECTION 6.02. Notice of Default

ARTICLE 7 THE AGENT

SECTION 7.01. Appointment and Authorization
SECTION 7.02. Administrative Agent and Affiliates
SECTION 7.03. Action by Administrative Agent
SECTION 7.04. Consultation with Experts
SECTION 7.05. Liability of Administrative Agent
SECTION 7.06. Indemnification
SECTION 7.07. Credit Decision
SECTION 7.08. Successor Administrative Agent
SECTION 7.09. Agent’s Fees
SECTION 7.10. No Additional Duties of other Agents

ARTICLE 8 CHANGE IN CIRCUMSTANCES

SECTION 8.01. Basis for Determining Interest Rate Inadequate or Unfair
SECTION 8.02. Illegality
SECTION 8.03. Increased Cost and Reduced Return
SECTION 8.04. Taxes
SECTION 8.05. Base Rate Loans Substituted for Affected Fixed Rate Loans
SECTION 8.06. Substitution of Bank

ARTICLE 9 MISCELLANEOUS

SECTION 9.01. Notices
SECTION 9.02. No Waivers
SECTION 9.03. Expenses; Indemnification
SECTION 9.04. Sharing of Set–offs
SECTION 9.05. Amendments and Waivers
SECTION 9.06. Successors and Assigns
SECTION 9.07. Collateral
SECTION 9.08. Governing Law; Submission to Jurisdiction
SECTION 9.09. Counterparts; Integration; Effectiveness; Amendment and Restatement

ii

SECTION 9.10. Severability
SECTION 9.11. Headings
SECTION 9.12. Limitation of Liability
SECTION 9.13. Construction
SECTION 9.14. Independence of Covenants
SECTION 9.15. WAIVER OF JURY TRIAL
SECTION 9.16. Confidentiality
SECTION 9.17. USA PATRIOT Act

iii

INDEX OF EXHIBITS AND SCHEDULES

SCHEDULE 1.01	–	Commitments
SCHEDULE 1.01(A)	–	Pricing Schedule
SCHEDULE 1.01(B)	–	Existing Letters of Credit
SCHEDULE 4.09	–	Material Subsidiaries

EXHIBIT A	–	Form of Note
EXHIBIT B	–	Form of Money Market Quote Request
EXHIBIT C	–	Form of Invitation for Money Market Quotes
EXHIBIT D	–	Form of Money Market Quote
EXHIBIT E	–	Form of Opinion of Counsel for the Borrower
EXHIBIT F	–	Form of Assignment and Assumption Agreement
EXHIBIT G	–	Form of Increased Commitment Supplement

AMENDED AND RESTATED CREDIT AGREEMENT

This AMENDED AND RESTATED CREDIT AGREEMENT (this “Agreement”) dated June 9, 2005, is among CARLISLE COMPANIES INCORPORATED, a Delaware corporation (the “Borrower”), the BANKS party hereto and JPMORGAN CHASE BANK, N.A. (formerly JPMorgan Chase Bank), as Administrative Agent.

RECITALS

A.                                   The Borrower, the lenders party thereto, JPMorgan Chase Bank, as the administrative agent, and certain other parties entered into that certain Credit Agreement dated June 24, 2003 (as amended by that certain First Amendment to Credit Agreement date as of March 26, 2004, the “Prior Agreement”).  Since the date of the Prior Agreement, Bank One, N.A. has merged with and into JPMorgan Chase Bank and JPMorgan Chase Bank has changed its name to JPMorgan Chase Bank, N.A.  Fleet National Bank has merged with and into Bank of America, N.A.  In addition, the following lenders have assigned all of their respective interests in and to the Prior Agreement to JPMorgan Chase Bank N.A. pursuant to the following Assignment and Assumption Agreements:

1.                                       ABN AMRO Bank, N.V. pursuant to an Assignment and Assumption Agreement dated the date hereof; and

2.                                       KeyBank National Association pursuant to an Assignment and Assumption Agreement dated the date hereof.

As a result of the foregoing, Bank One, N.A., Fleet National Bank, ABN AMRO Bank, N.V. and KeyBank National Association are no longer party to the Prior Agreement.

B.                                     The Borrower has requested that the Prior Agreement be amended to, among other things, (i) add BNP Paribas, Calyon New York Branch, Bank Hapoalim, B.M., Citibank North America, Inc., Mizuho Corporate Bank, LTD., Bank of China, New York Branch and The Norinchukin Bank, New York Branch as “Banks” thereunder and (ii) increase the aggregate amount of the commitments provided under the Prior Agreement.  The parties have agreed to amend and restate the Prior Agreement on the terms and conditions set forth herein.

C.                                     The proceeds of any borrowings hereunder are to be used to refinance existing indebtedness, to make acquisitions, for capital expenditures and working capital and for other general corporate purposes. Letters of Credit issued hereunder shall be issued to support transactions of the Borrower and its Subsidiaries.

NOW THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE 1
DEFINITIONS

SECTION 1.01.  Definitions.  The following terms, as used herein, have the following meanings:

“Absolute Rate Auction” means a solicitation of Money Market Quotes setting forth Money Market Absolute Rates pursuant to Section 2.03.

“Adjusted CD Rate” has the meaning set forth in Section 2.08(b).

“Adjusted London Interbank Offered Rate” has the meaning set forth in Section 2.08(c).

“Administrative Agent” means JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank), in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

“Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent and submitted to the Administrative Agent (with a copy to the Borrower) duly completed by such Bank.

“Affiliate” means (i) any Person that directly, or indirectly through one or more intermediaries, controls the Borrower (a “Controlling Person”) or (ii) any Person (other than the Borrower or a Subsidiary) which is controlled by or is under common control with a Controlling Person.  As used herein, the term “control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office, (ii) in the case of its Euro–Dollar Loans, its Euro–Dollar Lending Office and (iii) in the case of its Money Market Loans, its Money Market Lending Office.

“Applicable Percentage” means, with respect to any Bank, the percentage of the total Commitments represented by such Bank’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentage shall be determined based upon the Commitments in effect immediately prior to such expiration or termination.

“Approved Fund” has the meaning as set forth in Section 9.06.

“Assessment Rate” has the meaning set forth in Section 2.08(b).

“Assignment and Assumption” means an Assignment and Assumption entered into by a Bank and an assignee (with the consent of any party whose consent is required by Section 9.06), and accepted by the Administrative Agent, in the form of Exhibit F or any other form approved by the Administrative Agent.

“Banks” means the Persons listed on Schedule 1.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption.  Unless the context otherwise requires, the term “Banks” includes the Swingline Bank.

“Base Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Base Rate” means, for any day, a rate per annum equal to the higher of (a) the Prime Rate for such day and (b) the sum of 1/2 of 1% plus Federal Funds Effective Rate for such day.

“Base Rate Loan” means (a) a Committed Loan that bears interest at the Base Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election or the last sentence of Section 2.16(a) or Article 8 and (b) each Swingline Loan.

“Benefit Arrangement” means at any time an employee benefit plan within the meaning of Section 3(3) of ERISA which is not a Plan or a Multiemployer Plan and which is maintained or otherwise contributed to by any member of the ERISA Group.

“Borrower” means Carlisle Companies Incorporated, a Delaware corporation, and its successors.

“Borrower’s 2004 Form 10–K” means the Borrower’s annual report on Form 10–K for the year ended December 31, 2004, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

“Borrowing” has the meaning set forth in Section 1.03.

“CD Base Rate” has the meaning set forth in Section 2.08(b).

“CD Loan” means a Committed Loan that bears interest at a CD Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

“CD Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“CD Rate” means a rate of interest determined pursuant to Section 2.08(b) on the basis of an Adjusted CD Rate.

“CD Reference Bank” means JPMorgan Chase Bank, N.A.

“Closing Date” means the date on or after the Effective Date on which the Administrative Agent shall have received the documents specified in or pursuant to Section 3.01.

“Commitment” means, with respect to each Bank, the commitment of such Bank to make Loans and to acquire participations in Letters of Credit hereunder, expressed as the amount set forth opposite such Bank’s name on Schedule 1.01, as such Commitment may be (a) reduced from time to time pursuant to Section 2.10; (b) increased from time to time pursuant to Section 2.18; and (c) reduced or increased from time to time pursuant to assignments by or to such Bank pursuant to Section 9.06.  The initial amount of each Bank’s Commitment is set forth on the Schedule 1.01, in the Assignment and Assumption pursuant to which such Bank shall have assumed its Commitment or in its Increased Commitment Supplement, as applicable.  The initial aggregate amount of the Banks’ Commitments is $300,000,000.

“Committed Loan” means a loan made by a Bank pursuant to Section 2.01 or pursuant to Section 2.01 of the Prior Agreement that remains outstanding on the Effective Date; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term “Committed Loan” shall refer to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

“Consolidated Assets” means, at any date, the assets of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Debt” means, at any date, the Debt of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated EBITDA” has the meaning set forth in Section 5.11.

“Consolidated Financial Liabilities” has the meaning set forth in Section 5.11.

“Consolidated Interest Expense” has the meaning set forth in Section 5.11.

“Consolidated Net Income” means, for any fiscal period, the net income of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis for such period, exclusive of the effect of any extraordinary or other nonrecurring gain (but not loss).

“Consolidated Net Worth” means, at any date, the consolidated shareholders’ equity of the Borrower and its Consolidated Subsidiaries, determined on a consolidated basis as of such date.

“Consolidated Subsidiary” means, at any date, any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

“Consolidated Tangible Net Worth” means, at any date, the sum of the following, determined on a consolidated basis as of such date: (i) the consolidated shareholders’ equity of the Borrower and its Consolidated Subsidiaries minus (ii) the amount of intangible assets carries on the balance sheet of the Borrower and its Consolidated Subsidiaries at such date.

“Debt” of any Person means, at any date, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments, (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable arising in the ordinary course of business, (iv) all obligations of such Person as lessee which are capitalized in accordance with generally accepted accounting principles, (v) all non–contingent obligations (and, for purposes of Section 5.09 and the definitions of Material Debt and Material Financial Obligations, all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (vi) all Debt secured by a Lien on any asset of such Person, whether or not such Debt is otherwise an obligation of such Person and (vii) all Debt of others Guaranteed by such Person; provided that Debt shall not include available yet unborrowed commitments in any revolving credit facility of the Borrower or its Subsidiaries.  In calculating the amount of Debt for any purposes under this Agreement, any particular issuance of Debt shall be recorded at par or its remaining principal amount (excluding any increase or decrease attributable to the termination of any related Derivatives Obligations), notwithstanding any contrary treatment in accordance with generally accepted accounting principles.

“Default” means any condition or event which constitutes an Event of Default or which with the giving of notice or lapse of time or both would, unless cured or waived, become an Event of Default.

“Derivatives Obligations” of any Person means all obligations of such Person in respect of any rate swap transaction, basis swap, forward rate transaction, commodity swap, commodity option, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross–currency rate swap transaction, currency option or any other similar transaction (including any option with respect to any of the foregoing transactions) or any combination of the foregoing transactions.

“Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized by law to close.

“Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent, provided that any Bank may so designate separate Domestic Lending Offices for its Base Rate Loans, on the one hand, and its CD Loans, on the other hand, in which case all references herein to the Domestic Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Domestic Loans” means CD Loans or Base Rate Loans or both.

“Domestic Reserve Percentage” has the meaning set forth in Section 2.08(b).

“Effective Date” means the date this Agreement becomes effective in accordance with Section  3.01.

“Environmental Laws” means any and all federal, state, local and foreign statutes, laws, judicial decisions, regulations, ordinances, rules, judgments, orders, decrees, plans, injunctions, permits, concessions, grants, franchises, licenses, agreements and other governmental restrictions relating to the environment, the effect of the environment on human health or to emissions, discharges or releases of pollutants, contaminants, Hazardous Substances or wastes into the environment including, without limitation, ambient air, surface water, ground water, or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of pollutants, contaminants, Hazardous Substances or wastes or the clean–up or other remediation thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, or any successor statute.

“ERISA Group” means the Borrower, any Subsidiary and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with the Borrower or any Subsidiary, are treated as a single employer under Section 414 of the Internal Revenue Code.

“Euro–Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

“Euro–Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro–Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro–Dollar Lending Office by notice to the Borrower and the Administrative Agent.

“Euro–Dollar Loan” means a Committed Loan that bears interest at a Euro–Dollar Rate pursuant to the applicable Notice of Committed Borrowing or Notice of Interest Rate Election.

“Euro–Dollar Margin” means a rate per annum determined in accordance with the Pricing Schedule.

“Euro–Dollar Rate” means a rate of interest determined pursuant to Section 2.08(c) on the basis of a London Interbank Offered Rate.

“Euro–Dollar Reference Bank” means the principal London offices of JPMorgan Chase Bank, N.A.

“Euro–Dollar Reserve Percentage” has the meaning set forth in Section 2.08(c).

“Event of Default” has the meaning set forth in Section 6.01.

“Facility Fee Rate” means the rate per annum determined in accordance with the Pricing Schedule.

“Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to JPMorgan Chase Bank, N.A. on such day on such transactions as determined by the Administrative Agent.

“Fixed Rate Loans” means CD Loans or Euro–Dollar Loans or Money Market Loans (excluding Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01) or any combination of the foregoing.

“Foreign Bank” means any Bank that is organized under the laws of a jurisdiction other than that in which the Borrower is located.  For purposes of this definition, the United States, each state thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Group of Loans” means, at any time, a group of Loans consisting of (i) all Committed Loans which are Base Rate Loans at such time, (ii) all Euro–Dollar Loans having the same Interest Period at such time or (iii) all CD Loans having the same Interest Period at such time; provided that, if a Committed Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 8, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

“Guarantee” by any Person means any obligation, contingent or otherwise, of such Person directly or indirectly guaranteeing any Debt of any other Person and, without limiting the generality of the foregoing, any obligation, direct or indirect, contingent or otherwise, of such Person (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Debt (whether arising by virtue of partnership arrangements, by agreement to keep–well, to purchase assets, goods, securities or services, to take–or–pay, or to maintain financial statement conditions or otherwise) or (ii) entered into for the purpose of assuring in any other manner the holder of such Debt of the payment thereof or to protect such holder against loss in respect thereof (in whole or in part), provided that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Substances” means any toxic, radioactive, caustic or otherwise hazardous substance, including petroleum, its derivatives, by–products and other hydrocarbons, or any substance having any constituent elements displaying any of the foregoing characteristics.

“Increase Amount” has the meaning assigned to such term in Section 2.18.

“Increased Commitment Supplement” has the meaning specified in Section 2.18.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning specified in Section 9.16.

“Interest Period” means:

(1)                                  with respect to each Euro–Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending two weeks, one, two, three or six months thereafter, as the Borrower may elect in the applicable notice; provided that:

(a)                                  any Interest Period which would otherwise end on a day which is not a Euro–Dollar Business Day shall be extended to the next succeeding Euro–Dollar Business Day unless such Euro–Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro–Dollar Business Day;

(b)                                 any Interest Period which begins on the last Euro–Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro–Dollar Business Day of a calendar month; and

(c)                                  any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date or a date prior thereto as determined pursuant to clauses (a) and (b) of this subsection (1).

(2)                                  with respect to each CD Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending 30, 60, 90 or 180 days thereafter, as the Borrower may elect in the applicable notice; provided that:

(a)                                  any Interest Period (other than an Interest Period determined pursuant to clause (b) below) which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

(b)                                 any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

(3)                                  with respect to each Money Market LIBOR Borrowing, the period commencing on the date of such Borrowing and ending such whole number of months thereafter as the Borrower may elect in accordance with Section 2.03; provided that:

(a)                                  any Interest Period which would otherwise end on a day which is not a Euro–Dollar Business Day shall be extended to the next succeeding Euro–Dollar Business Day unless such Euro–Dollar Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Euro–Dollar Business Day;

(b)                                 any Interest Period which begins on the last Euro–Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (c) below, end on the last Euro–Dollar Business Day of a calendar month; and

(c)                                  any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date or a date prior thereto as determined pursuant to clauses (a) and (b) of this subsection (3).

(4)                                  with respect to each Money Market Absolute Rate Borrowing, the period commencing on the date of such Borrowing and ending such number of days thereafter (but not less than 14 days) as the Borrower may elect in accordance with Section 2.03; provided that:

(a)                                  any Interest Period which would otherwise end on a day which is not a Domestic Business Day shall be extended to the next succeeding Domestic Business Day; and

(b)                                 any Interest Period which would otherwise end after the Termination Date shall end on the Termination Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended, or any successor statute.

“Issuing Bank” means each Bank, in its capacity as the issuer of Letters of Credit hereunder, its successors in such capacity as provided in Section 2.17(h) and any affiliate of a Bank who issues a Letter of Credit for the account of the Borrower.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time.  The LC Exposure of any Bank at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Letter of Credits” means each letter of credit issued by a Bank for the account of the Borrower which is outstanding on the Effective Date and identified on Schedule 1.01(b) and each letter of credit issued by a Bank pursuant to Section 2.17 of this Agreement.  Letters of Credit may include standby, commercial or direct pay letters of credit.

“LIBOR Auction” means a solicitation of Money Market Quotes setting forth Money Market Margins based on the London Interbank Offered Rate pursuant to Section 2.03.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has the practical effect of creating a security interest, in respect of such asset.  For the purposes of this Agreement, the Borrower or any Subsidiary shall be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such asset.

“Loan” means a Domestic Loan, a Euro–Dollar Loan or a Money Market Loan and “Loans” means Domestic Loans, Euro–Dollar Loans or Money Market Loans or any combination of the foregoing made by the Banks pursuant to this Agreement and any loans made by the lenders under the Prior Agreement which are outstanding on the Effective Date.

“Loan Documents” means this Agreement, each of the Notes, and all other documents executed or delivered (or to be executed or delivered) in connection with this Agreement or any of the foregoing documents, and any amendments, supplements or other modifications of any of the foregoing.

“London Interbank Offered Rate” has the meaning set forth in Section 2.08(c).

“Material Adverse Effect” means (i) a material adverse effect on the business, financial position or results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or (ii) an adverse effect which any Bank could reasonably deem material on the rights and remedies of the Banks under this Agreement or any Note.

“Material Debt” means Debt (other than the Notes) of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, in any individual case or in an aggregate principal or face amount exceeding $10,000,000.

“Material Financial Obligations” means a principal or face amount of Debt and/or payment or collateralization obligations in respect of Derivatives Obligations of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in any individual case or in the aggregate $10,000,000.

“Material Plan” means at any time a Plan or Plans having aggregate Unfunded Liabilities in excess of $10,000,000.

“Material Subsidiary” means any Subsidiary of the Borrower from time to time having, as of the date of the consolidated balance sheet of the Borrower and its Subsidiaries contained in the annual report on Form 10–K of the Borrower most recently delivered to the Banks in compliance herewith, consolidated assets of at least $25,000,000, as certified to the Banks by the Borrower on the date of delivery of such annual report, each change in the designation of Material Subsidiaries to become effective as of the date of such balance sheet.  Material Subsidiaries in existence as of March 31, 2004 are listed on Schedule 2 hereto.

“Money Market Absolute Rate” has the meaning set forth in Section 2.03(d)(ii)(D).

“Money Market Absolute Rate Loan” means a loan to be made by a Bank pursuant to an Absolute Rate Auction.

“Money Market Lending Office” means, as to each Bank, its Domestic Lending Office or such other office, branch or affiliate of such Bank as it may hereafter designate as its Money Market Lending Office by notice to the Borrower and the Administrative Agent; provided that any Bank may from time to time by notice to the Borrower and the Administrative Agent designate separate Money Market Lending Offices for its Money Market LIBOR Loans, on the one hand, and its Money Market Absolute Rate Loans, on the other hand, in which case all references herein to the Money Market Lending Office of such Bank shall be deemed to refer to either or both of such offices, as the context may require.

“Money Market LIBOR Loan” means a loan to be made by a Bank pursuant to a LIBOR Auction (including such a loan bearing interest at the Base Rate pursuant to Section 8.01).

“Money Market Loan” means a Money Market LIBOR Loan or a Money Market Absolute Rate Loan.

“Money Market Margin” has the meaning set forth in Section 2.03(d)(ii)(C).

“Money Market Quote” means an offer by a Bank to make a Money Market Loan in accordance with Section 2.03.

“Money Market Quote Request” has the meaning set forth in Section 2.03(b).

“Multiemployer Plan” means at any time an employee pension benefit plan within the meaning of Section 4001(a)(3) of ERISA to which any member of the ERISA Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions, including for these purposes any Person which ceased to be a member of the ERISA Group during such five year period.

“New Bank” has the meaning assigned to such term in Section 2.18.

“Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the obligation of the Borrower to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

“Notice of Borrowing” means a Notice of Committed Borrowing (as defined in Section 2.02) or a Notice of Money Market Borrowing (as defined in Section 2.03(f)).

“Notice of Interest Rate Election” has the meaning specified in Section 2.16.

“Notice of Money Market Borrowing” has the meaning set forth in Section 2.03(f).

“Other Taxes” has the meaning set forth in Section 8.04.

“Parent” means, with respect to any Bank, any Person controlling such Bank.

“Participant” has the meaning set forth in Section 9.06.

“PBGC” means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

“Permitted Securitization Transaction” means a sale of accounts receivable or other rights to payment in a transaction involving a true sale and commonly referred to as a securitization transaction; provided that the aggregate outstanding thereunder (i.e., advanced as the purchase price and not repaid from collections) by the Borrower and its Consolidated Subsidiaries pursuant to all such transactions shall at no time exceed $150,000,000.

“Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Plan” means at any time an employee pension benefit plan (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Internal Revenue Code and either (i) is maintained, or contributed to, by any member of the ERISA Group for employees of any member of the ERISA Group or (ii) has at any time within the preceding five years been maintained, or contributed to, by any Person which was at such time a member of the ERISA Group for employees of any Person which was at such time a member of the ERISA Group.

“Pricing Schedule” means the schedule attached hereto as Schedule 1.01(a).

“Prime Rate” means the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York City from time to time as its Prime Rate.

“Prior Agreement” has the meaning specified in the Recitals hereto.

“Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

“Reference Bank” means the CD Reference Bank or the Euro–Dollar Reference Bank, as the context may require.

“Register” has the meaning set forth in Section 9.06.

“Regulation U” means Regulation U of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Required Banks” means at any time Banks having at least 51% of the aggregate amount of the Commitments or, if the Commitments shall have been terminated, holding Notes evidencing at least 51% of the aggregate unpaid principal amount of the Loans.

“Revolving Credit Period” means the period from and including the Effective Date to but not including the Termination Date.

“Revolving Exposure” shall mean, with respect to any Bank at any time, the sum of the outstanding principal amount of such Bank’s Loans (including Money Market Loans) and its LC Exposure and Swingline Exposure at such time.

“Swingline Bank” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.

“Swingline Exposure” means, at any time, the aggregate principal amounts of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Bank at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Loan” means a Loan made pursuant to Section 2.05.

“Subsidiary” means, as to any Person, any corporation or other entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person; unless otherwise specified, “Subsidiary” means a Subsidiary of the Borrower.

“Taxes” has the meaning set forth in Section 8.04.

“Termination Date” means June 9, 2010.

“Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the value of all benefit liabilities under such Plan, determined on a plan termination basis using the assumptions prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds (ii) the fair market value of all Plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions), all determined as of the then most recent valuation date for such Plan, but only to the extent that such excess represents a potential liability of a member of the ERISA Group to the PBGC or any other Person under Title IV of ERISA.

“United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

“Wholly–Owned Subsidiary” means any Subsidiary, all of the shares of capital stock or other ownership interests of which (except directors’ qualifying shares) are at the time directly or indirectly owned by the Borrower.

SECTION 1.02.  Accounting Terms and Determinations.  Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes concurred in by the Borrower’s independent public accountants) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks prior to the Effective Date; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 5 to eliminate the effect of any change in generally accepted accounting principles on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article 5 for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of generally accepted accounting principles in effect immediately before the relevant change in generally accepted accounting principles became effective, until either such notice is withdrawn or such covenant is amended in a manner satisfactory to the Borrower and the Required Banks.

SECTION 1.03.  Types of Borrowings.  The term “Borrowing” denotes the aggregation of Loans of one or more Banks to be made to the Borrower pursuant to Article 2 on a single date and for a single Interest Period.  Borrowings are classified for purposes of this Agreement either by reference to the pricing of Loans comprising such Borrowing (e.g., a “Fixed Rate Borrowing” is a Euro–Dollar Borrowing, a CD Borrowing or a Money Market Borrowing (excluding any such Borrowing consisting of Money Market LIBOR Loans bearing interest at the Base Rate pursuant to Section 8.01), and a “Euro–Dollar Borrowing” is a Borrowing comprised of Euro–Dollar Loans) or by reference to the provisions of Article 2 under which participation therein is determined (i.e., a “Committed Borrowing” is a Borrowing under Section 2.01 in which all Banks participate in proportion to their Commitments, while a “Money Market Borrowing” is a Borrowing under Section 2.03 in which the Bank participants are determined on the basis of their bids in accordance therewith).

ARTICLE 2
THE CREDITS

SECTION 2.01.  Commitments to Lend.  During the Revolving Credit Period, each Bank severally agrees, on the terms and conditions set forth in this Agreement, to make loans to the Borrower pursuant to this Section from time to time in amounts such that the Revolving Exposure of a Bank shall not exceed such Bank’s Commitment.  Each Borrowing under this Section shall be in an aggregate principal amount of $10,000,000 or any larger multiple of $1,000,000 (except that any such Borrowing may be in the aggregate amount available in accordance with Section 3.02(c)) and shall be made from the several Banks in accordance with their respective Applicable Percentages.  Within the foregoing limits, the Borrower may borrow under this Section, to the extent permitted by Section 2.12, prepay Loans and reborrow at any time during the Revolving Credit Period under this Section.

SECTION 2.02.  Notice of Committed Borrowing.  The Borrower shall give the Administrative Agent notice (a “Notice of Committed Borrowing”) not later than 10:30 A.M. (New York City time) on (x) the date of each Base Rate Borrowing, (y) the second Domestic Business Day before each CD Borrowing and (z) the third Euro–Dollar Business Day before each Euro–Dollar Borrowing, specifying:

(i)                                     the date of such Borrowing, which shall be a Domestic Business Day in the case of a Domestic Borrowing or a Euro–Dollar Business Day in the case of a Euro–Dollar Borrowing;

(ii)                                  the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger multiple of $1,000,000 or, in the case of a Base Rate Borrowing only, an amount that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.17(e) except that any Borrowing may be in the aggregate amount available in accordance with Section 3.02(c));

(iii)                               whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate, a CD Rate or a Euro–Dollar Rate; and

(iv)                              in the case of a Fixed Rate Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

SECTION 2.03.  Money Market Borrowings.  (a) The Money Market Option.  In addition to Committed Borrowings pursuant to Section 2.01, the Borrower may, as set forth in this Section, request the Banks during the Revolving Credit Period to make offers to make Money Market Loans to the Borrower.  The Banks may, but shall have no obligation to, make such offers and the Borrower may, but shall have no obligation to, accept any such offers in the manner set forth in this Section.

(b)                                 Money Market Quote Request.  When the Borrower wishes to request offers to make Money Market Loans under this Section, it shall transmit to the Administrative Agent by telex or facsimile transmission a request (a “Money Market Quote Request”) substantially in the form of Exhibit B hereto so as to be received not later than 10:30 A.M. (New York City time) on (x) the fifth Euro–Dollar Business Day prior to the date of Borrowing proposed therein, in the case of a LIBOR Auction or (y) the Domestic Business Day next preceding the date of Borrowing proposed therein, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective) specifying:

(i)                                     the proposed date of Borrowing, which shall be a Euro–Dollar Business Day in the case of a LIBOR Auction or a Domestic Business Day in the case of an Absolute Rate Auction,

(ii)                                  the aggregate amount of such Borrowing, which shall be $10,000,000 or a larger multiple of $1,000,000,

(iii)                               the duration of the Interest Period applicable thereto, subject to the provisions of the definition of Interest Period, and

(iv)                              whether the Money Market Quotes requested are to set forth a Money Market Margin or a Money Market Absolute Rate.

The Borrower may request offers to make Money Market Loans for more than one Interest Period in a single Money Market Quote Request.  No Money Market Quote Request shall be given within five Euro–Dollar Business Days (or such other number of days as the Borrower and the Administrative Agent may agree) of any other Money Market Quote Request.

(c)                                  Invitation for Money Market Quotes.  Promptly upon receipt of a Money Market Quote Request, the Administrative Agent shall send to the Banks by facsimile transmission an Invitation for Money Market Quotes substantially in the form of Exhibit C hereto, which shall constitute an invitation by the Borrower to each Bank to submit Money Market Quotes offering to make the Money Market Loans to which such Money Market Quote Request relates in accordance with this Section.

(d)                                 Submission and Contents of Money Market Quotes.  (i) Each Bank may submit a Money Market Quote containing an offer or offers to make Money Market Loans in response to any

Invitation for Money Market Quotes.  Each Money Market Quote must comply with the requirements of this subsection (d) and must be submitted to the Administrative Agent by facsimile transmission at its offices specified in or pursuant to Section 9.01 not later than (x) 2:00 P.M. (New York City time) on the fourth Euro–Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) 9:30 A.M. (New York City time) on the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective); provided that Money Market Quotes submitted by the Administrative Agent (or any affiliate of the Administrative Agent) in the capacity of a Bank may be submitted, and may only be submitted, if the Administrative Agent or such affiliate notifies the Borrower of the terms of the offer or offers contained therein not later than (x) one hour prior to the deadline for the other Banks, in the case of a LIBOR Auction or (y) 15 minutes prior to the deadline for the other Banks, in the case of an Absolute Rate Auction.  Subject to Articles 3 and 6, any Money Market Quote so made shall be irrevocable except with the written consent of the Administrative Agent given on the instructions of the Borrower.

(ii)                                  Each Money Market Quote shall be in substantially the form of Exhibit D hereto and shall in any case specify:

(A)                              the proposed date of Borrowing,

(B)                                the principal amount of the Money Market Loan for which each such offer is being made, which principal amount (1) may be greater than or less than the Commitment of the quoting Bank, (2) must be $5,000,000 or a larger multiple of $1,000,000, (3) may not exceed the principal amount of Money Market Loans for which offers were requested and (4) may be subject to an aggregate limitation as to the principal amount of Money Market Loans for which offers being made by such quoting Bank may be accepted,

(C)                                in the case of a LIBOR Auction, the margin above or below the applicable London Interbank Offered Rate (the “Money Market Margin”) offered for each such Money Market Loan, expressed as a percentage (specified to the nearest 1/10,000th of 1%) to be added to or subtracted from such offered rate,

(D)                               in the case of an Absolute Rate Auction, the rate of interest per annum (specified to the nearest 1/10,000th of 1%) (the “Money Market Absolute Rate”) offered for each such Money Market Loan, and

(E)                                 the identity of the quoting Bank.

A Money Market Quote may set forth up to five separate offers by the quoting Bank with respect to each Interest Period specified in the related Invitation for Money Market Quotes.

(iii)                               Any Money Market Quote shall be disregarded if it:

(A)                              is not substantially in conformity with Exhibit D hereto or does not specify all of the information required by subsection (d)(ii) above;

(B)                                contains qualifying, conditional or similar language;

(C)                                proposes terms other than or in addition to those set forth in the applicable Invitation for Money Market Quotes; or

(D)                               arrives after the time set forth in subsection (d)(i).

(e)                                  Notice to Borrower.  The Administrative Agent shall promptly notify the Borrower of the terms (x) of any Money Market Quote submitted by a Bank that is in accordance with subsection (d) and (y) of any Money Market Quote that amends, modifies or is otherwise inconsistent with a previous Money Market Quote submitted by such Bank with respect to the same Money Market Quote Request.  Any such subsequent Money Market Quote shall be disregarded by the Administrative Agent unless such subsequent Money Market Quote is submitted solely to correct a manifest error in such former Money Market Quote.  The Administrative Agent’s notice to the Borrower shall specify (A) the aggregate principal amount of Money Market Loans for which offers have been received for each Interest Period specified in the related Money Market Quote Request, (B) the respective principal amounts and Money Market Margins or Money Market Absolute Rates, as the case may be, so offered and (C) if applicable, limitations on the aggregate principal amount of Money Market Loans for which offers in any single Money Market Quote may be accepted.

(f)                                    Acceptance and Notice by Borrower.  Not later than 10:30 A.M. (New York City time) on (x) the third Euro–Dollar Business Day prior to the proposed date of Borrowing, in the case of a LIBOR Auction or (y) the proposed date of Borrowing, in the case of an Absolute Rate Auction (or, in either case, such other time or date as the Borrower and the Administrative Agent shall have mutually agreed and shall have notified to the Banks not later than the date of the Money Market Quote Request for the first LIBOR Auction or Absolute Rate Auction for which such change is to be effective), the Borrower shall notify the Administrative Agent of its acceptance or non–acceptance of the offers so notified to it pursuant to subsection (e).  In the case of acceptance, such notice (a “Notice of Money Market Borrowing”) shall specify the aggregate principal amount of offers for each Interest Period that are accepted.  The Borrower may accept any Money Market Quote in whole or in part; provided that:

(i)                                     the aggregate principal amount of each Money Market Borrowing may not exceed the applicable amount set forth in the related Money Market Quote Request;

(ii)                                  the principal amount of each Money Market Borrowing must be $10,000,000 or a larger multiple of $1,000,000;

(iii)                               acceptance of offers may only be made on the basis of ascending Money Market Margins or Money Market Absolute Rates, as the case may be; and

(iv)                              the Borrower may not accept any offer that is described in subsection (d)(iii) or that otherwise fails to comply with the requirements of this Agreement.

(g)                                 Allocation by Administrative Agent.  If offers are made by two or more Banks with the same Money Market Margins or Money Market Absolute Rates, as the case may be, for a greater aggregate principal amount than the amount in respect of which such offers are accepted for the related Interest Period, the principal amount of Money Market Loans in respect of which such offers are accepted shall be allocated by the Administrative Agent among such Banks as nearly as possible (in multiples of $1,000,000, as the Administrative Agent may deem appropriate) in proportion to the aggregate principal amounts of such offers.  Determinations by the Administrative Agent of the amounts of Money Market Loans shall be conclusive in the absence of manifest error.

SECTION 2.04.  Notice to Banks:  Funding of Loans.  (a) Upon receipt of a Notice of Borrowing, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s share (if any) of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

(b)                                 Not later than 12:00 Noon (New York City time) on the date of each Borrowing, each Bank participating therein shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 9.01; provided that Swingline Loans shall be made as provided in Section 2.05.  Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent’s aforesaid address provided that a Base Rate Borrowing made to finance the reimbursement of an LC Disbursement as provided in Section 2.17(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(c)                                  Unless the Administrative Agent shall have received notice from a Bank prior to the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank’s share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount.  If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate.  If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank’s Loan included in such Borrowing for purposes of this Agreement.

SECTION 2.05.  Swingline Borrowings.  (a) Subject to the terms and conditions set forth herein, the Swingline Bank agrees to make Swingline Loans to the Borrower from time to time during the Revolving Credit Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $25,000,000 or (ii) the sum of the total Revolving Exposures exceeding the total Commitments; provided that the Swingline Bank shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b)                                 Swingline Loan Requests.  To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Bank of any such notice received from the Borrower.  The Swingline Bank shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower with the Swingline Bank (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.17(e), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $500,000.

(c)                                  Participations in Swingline Loans.  The Swingline Bank may by written notice given to the Administrative Agent not later than 10:30 A.M. (New York City time) on any Business Day require the Banks to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Banks will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Bank, specifying in such notice such Bank’s Applicable Percentage of such Swingline Loan or Loans.  Each Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Bank, such Bank’s Applicable Percentage of such Swingline Loan or Loans.  Each Bank acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Bank shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.04 with respect to Loans made by such Bank (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Administrative Agent shall promptly pay to the Swingline Bank the amounts so received by it from the Banks.  The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Bank.  Any amounts received by the Swingline Bank from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Bank of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Banks that shall have made their payments pursuant to this paragraph and to the Swingline Bank, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Bank or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.06.  Repayment of Loans; Evidence of Debt.  (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Bank the then unpaid principal amount of each Committed Loan on the Termination Date, (ii) to the Administrative Agent for the account of each Bank the then unpaid principal amount of each Money Market Loan on the last day of the Interest Period applicable to such Loan and (iii) to the Administrative Agent for the benefit of the Swingline Bank the then unpaid principal amount of each Swingline Loan on the earlier of the Termination Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Committed Loans or Money Market Loan is made, the Borrower shall repay all Swingline Loans then outstanding.

(b)                                 Each Bank shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Bank resulting from each Loan made by such Bank, including the amounts of principal and interest payable and paid to such Bank from time to time hereunder.

(c)                                  The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Borrowing made hereunder, the type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Bank hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Banks and each Bank’s share thereof.

(d)                                 The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Bank or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                                  Any Bank may request that Loans made by it be evidenced by a promissory note.  In such event, the Borrower shall prepare, execute and deliver to such Bank a promissory note payable to the order of such Bank (or, if requested by such Bank, to such Bank and its registered assigns) and in substantially the form of Exhibit A hereto.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.06) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.07.  Maturity of Loans.  (a) Each Committed Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Termination Date.

(b)                                 Each Money Market Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the last day of the Interest Period applicable thereto.

(c)                                  Each Swingline Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon) as provided in Section 2.06(a)(iii) and Section 2.08.

SECTION 2.08.  Interest Rates.  (a) Each Base Rate Loan (including each Swingline Loan, which may only accrue interest under the terms of this clause (a)) shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day plus the Base Margin.  Such interest shall be payable quarterly in arrears on each Quarterly Payment Date and on the Termination Date and, with respect to the principal amount of any Base Rate Loan that is prepaid or converted to a CD Loan or Euro–Dollar Loan, on the date of such prepayment or conversion; provided that interest on Swingline Loans shall be due and payable on the day that such Swingline Loan is required to be repaid.  Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the rate otherwise applicable to Base Rate Loans for such day.

(b)                                 Each CD Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the CD Margin for such day plus the Adjusted CD Rate applicable to such Interest Period; provided that if any CD Loan shall, as a result of clause (2)(b) of the definition of Interest Period, have an Interest Period of less than 30 days, such CD Loan shall bear interest during such Interest Period at the rate applicable to Base Rate Loans during such period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than 90 days, at intervals of 90 days after the first day thereof and, with respect to the principal amount of any CD Loan that is prepaid or converted to a Base Rate Loan or Euro–Dollar Loan, on the date of such prepayment or conversion.  Any overdue principal of or interest on any CD Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the higher of (i) the sum of the CD Margin for such day plus the Adjusted CD Rate applicable to such Loan on the day before such payment was due and (ii) the rate applicable to Base Rate Loans for such day.

The “Adjusted CD Rate” applicable to any Interest Period means a rate per annum determined pursuant to the following formula:

ACDR =	[ CDBR ]*
[------------------] + AR
[1.00 – DRP]

ACDR = Adjusted CD Rate
CDBR = CD Base Rate
DRP = Domestic Reserve Percentage
AR = Assessment Rate

*The amount in brackets being rounded upward, if necessary, to the next higher 1/100 of l%

The “CD Base Rate” applicable to any Interest Period is the rate of interest determined by the Administrative Agent to be the average (rounded upward, if necessary, to the next higher 1/100 of 1%) of the prevailing rates per annum bid at 10:00 A.M. (New York City time) (or as soon thereafter as practicable) on the first day of such Interest Period by two or more New York certificate of deposit dealers of recognized standing for the purchase at face value from the CD Reference Bank of its certificates of deposit in an amount comparable to the principal amount of the CD Loan of such CD Reference Bank to which such Interest Period applies and having a maturity comparable to such Interest Period.

“Domestic Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including without limitation any basic, supplemental or emergency reserves) for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of new non–personal time deposits in dollars in New York City having a maturity comparable to the related Interest Period and in an amount of $100,000 or more.  The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Domestic Reserve Percentage.

“Assessment Rate” means for any day the annual assessment rate in effect on such day which is payable by a member of the Bank Insurance Fund classified as adequately capitalized and within supervisory subgroup ”A” (or a comparable successor assessment risk classification) within the meaning of 12 C.F.R. § 327.4(a) (or any successor provision) to the Federal Deposit Insurance Corporation (or any successor) for such Corporation’s (or such successor’s) insuring time deposits at offices of such institution in the United States.  The Adjusted CD Rate shall be adjusted automatically on and as of the effective date of any change in the Assessment Rate.

(c)                                  Each Euro–Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro–Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Interest Period.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof and, with respect to the principal amount of any Euro–Dollar Loan or CD Loan that is prepaid or converted to a Base Rate Loan, on the date of such prepayment or conversion.

The “Adjusted London Interbank Offered Rate” applicable to any Interest Period means a rate per annum equal to the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%)

by dividing (i) the applicable London Interbank Offered Rate by (ii) 1.00 minus the Euro–Dollar Reserve Percentage.

The “London Interbank Offered Rate” means, with respect to any Euro–Dollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Euro–Dollar Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period.  In the event that such rate is not available at such time for any reason, then the “London Interbank Offered Rate” with respect to such Euro–Dollar Borrowing for such Interest Period shall be the rate at which dollar deposits of $5,000,000 and for a maturity comparable to such Interest Period are offered by the principal London office of JPMorgan Chase Bank in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Euro–Dollar Business Days prior to the commencement of such Interest Period.

“Euro–Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro–Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non–United States office of any Bank to United States residents).  The Adjusted London Interbank Offered Rate shall be adjusted automatically on and as of the effective date of any change in the Euro–Dollar Reserve Percentage.

(d)                                 Any overdue principal of or interest on any Euro–Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the higher of (i) the sum of 2% plus the Euro–Dollar Margin for such day plus the Adjusted London Interbank Offered Rate applicable to such Loan on the day before such payment was due and (ii) the sum of 2% plus the Euro–Dollar Margin for such day plus the quotient obtained (rounded upward, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro–Dollar Business Days, then for such other period of time not longer than three months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to the Euro–Dollar Reference Bank are offered to the Euro–Dollar Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro–Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 8.01 shall exist, at a rate per annum equal to the sum of 2% plus the rate applicable to Base Rate Loans for such day).

(e)                                  Subject to Section 8.01, each Money Market LIBOR Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the sum of the London Interbank Offered Rate for such Interest Period (determined in accordance with Section 2.08(c) as if the related Money Market LIBOR Borrowing were a Committed Euro–Dollar Borrowing) plus (or minus) the Money Market Margin quoted by the Bank making such Loan in accordance with Section 2.03.  Each Money Market Absolute Rate Loan shall bear interest on the outstanding principal amount thereof, for the Interest Period applicable thereto, at a rate per annum equal to the Money Market Absolute Rate quoted by the Bank making such Loan in accordance with Section 2.03.  Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.  Any overdue principal of or interest on any Money Market Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 2% plus the Base Rate for such day.

(f)                                    The Administrative Agent shall determine each interest rate applicable to the Loans hereunder.  The Administrative Agent shall give prompt notice to the Borrower and the participating Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

SECTION 2.09.  Fees.  (a) The Borrower shall pay to the Administrative Agent for the account of the Banks ratably a facility fee at the Facility Fee Rate (determined daily in accordance with the Pricing Schedule).  Such facility fee shall accrue (i) from and including the Effective Date to but excluding the date of termination of the Commitments in their entirety, on the daily aggregate amount of the Commitments (whether used or unused) and (ii) from and including such date of termination to but excluding the date the Revolving Exposure shall be repaid or no longer outstanding, on the daily aggregate outstanding amount of the Revolving Exposure.  Accrued fees under this subsection shall be payable quarterly in arrears on each Quarterly Payment Date and on the date of termination of the Commitments in their entirety (and, if later, the date the Revolving Exposure shall be repaid or no loner outstanding).

(b)                                 The Borrower agrees to pay (i) to the Administrative Agent for the account of each Bank a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Euro–Dollar Margin on the average daily amount of such Bank’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Bank’s Commitment terminates and the date on which such Bank ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 1/8 % per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) attributable to the Letters of Credit issues by each such Issuing Bank during the period from and including the Effective Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any such LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand.

(c)                                  All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Banks.

SECTION 2.10.  Optional Termination or Reduction of Commitments.  During the Revolving Credit Period, the Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, if no Loans or Letters of Credit are outstanding at such time or (ii) ratably reduce from time to time by an aggregate amount of $10,000,000 or a larger multiple of $1,000,000, the aggregate amount of the Commitments in excess of the aggregate outstanding Revolving Exposure.  Promptly after receiving a notice pursuant to this subsection, the Administrative Agent shall notify each Bank of the contents thereof.  Any termination or reduction of the Commitments shall be permanent.

SECTION 2.11.  Mandatory Termination of Commitments.  The Commitments shall terminate on the Termination Date and any Loans then outstanding (together with accrued interest thereon) shall be due and payable on such date.

SECTION 2.12.  Optional Prepayments.  (a) Subject in the case of Fixed Rate Loans to Section 2.14, the Borrower may (i) upon at least one Domestic Business Day’s notice to the Administrative Agent, prepay any Group of Domestic Loans (or any Money Market Borrowing bearing interest at the Base Rate pursuant to Section 8.01 but not including Swingline Loans under this sentence), or (ii) upon at least three Euro–Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro–Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $10,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment.  Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans (or such Money Market Borrowing).  By notice given not later than 12:00 Noon (New York City time) on the date of prepayment, the Borrower may prepay any Swingline Loan in whole at any time, or from time to time in part in amounts aggregating $500,000 or any larger multiple of $100,000, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment.

(b)                                 Except as provided in Section 2.12(a), the Borrower may not prepay all or any portion of the principal amount of any Money Market Loan prior to the maturity thereof.

(c)                                  Upon receipt of a notice of prepayment pursuant to this Section, the Administrative Agent shall promptly notify each Bank of the contents thereof and of such Bank’s ratable share (if any) of such prepayment and such notice shall not thereafter be revocable by the Borrower.

SECTION 2.13.  General Provisions as to Payments.  (a) The Borrower shall make each payment hereunder (whether of principal of, interest fees, reimbursement of all LC Disbursements and amounts payable under Article 8), not later than 12:00 Noon (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to (unless otherwise provided herein) the Administrative Agent at its address referred to in Section 9.01 and without reduction by reason of any set–off or counterclaim.  The Administrative Agent will promptly distribute to the parties entitled thereto its ratable share of each such payment received by the Administrative Agent for the account of the Banks or the applicable Issuing Bank.  Whenever any payment of principal of, or interest on, the Domestic Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day.  Whenever any payment of principal of, or interest on, the Euro–Dollar Loans or Money Market LIBOR Loans shall be due on a day which is not a Euro–Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro–Dollar Business Day unless such Euro–Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro–Dollar Business Day.  Whenever any payment of principal of, or interest on, the Money Market Absolute Rate Loans shall be due on a day which is not a Euro–Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro–Dollar Business Day.  If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(b)                                 Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Banks or an Issuing Bank hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Bank or the applicable Issuing Bank, as applicable, on such due date an amount equal to the amount then due such Bank or the applicable Issuing Bank, as applicable.  If and to the extent that the Borrower shall not have so made such payment, each Bank and each Issuing Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to it together with interest thereon, for each day from the date such amount is distributed until the date such Bank or Issuing Bank, as applicable, repays such amount to the Administrative Agent, at the Federal Funds Rate.

SECTION 2.14.  Funding Losses.  If the Borrower makes any payment of principal with respect to any Fixed Rate Loan or any Fixed Rate Loan is converted to a different type of Loan (whether such payment or conversion is pursuant to Article 2, 6 or 8 or otherwise) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.08(d), or if the Borrower fails to borrow, prepay, convert or continue any Fixed Rate Loan after notice has been given to any Bank in accordance with Section 2.04(a), 2.12(c) or 2.16(c), the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, along with such supplemental information as the Borrower may reasonably request, which certificate shall be conclusive in the absence of manifest error.

SECTION 2.15.  Computation of Interest and Fees.  Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day).  All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

SECTION 2.16.  Method of Electing Interest Rates.  (a) The Loans included in each Committed Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Committed Borrowing.  Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to Section 2.16(d) and the provisions of Article 8), as follows:

(i)                                     if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to CD Loans as of any Domestic Business Day or to Euro–Dollar Loans as of any Euro–Dollar Business Day; and

(ii)                                  if such Loans are CD Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day, or convert such Loans to Euro–Dollar Loans as of any Euro–Dollar Business Day or continue such Loans as CD Loans, as of the end of any Interest Period applicable thereto, for an additional Interest Period, subject to Section 2.14 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans; and

(iii)                               if such Loans are Euro–Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans as of any Domestic Business Day, or convert such Loans to CD Loans as of any Euro–Dollar Business Day or may elect to continue such Loans as Euro–Dollar Loans, as of the end of any Interest Period applicable thereto, for an additional Interest Period, subject to Section 2.14 if any such conversion is effective on any day other than the last day of an Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 10:30 A.M. (New York City time):  (A) in the case of conversion to or continuation of a Euro–Dollar Loan, on the third Euro–Dollar Business Day before the conversion or continuation selected in such notice is to be effective; (B) in the case of conversion to or continuation of a CD Rate Loan, on the second Domestic Business Day before such conversion or continuation is to be effective; and (C)  in the case of conversion to a Base Rate Loan, on the Domestic Business Day of the conversion.  A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each at least $10,000,000 (unless such portion is comprised of Base Rate Loans).  If no such notice is timely received before the end of an Interest Period for any Group of Euro–Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

(b)                                 Each Notice of Interest Rate Election shall specify:

(i)                                     the Group of Loans (or portion thereof) to which such notice applies;

(ii)                                  the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of Section 2.16(a);

(iii)                               if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be CD Loans or Euro–Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv)                              if such Loans are to be continued as CD Loans or Euro–Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

(c)                                  Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to Section 2.15(a), the Administrative Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

(d)                                 The Borrower shall not be entitled to elect to convert any Committed Loans to, or continue any Committed Loans for an additional Interest Period as, CD Loans or Euro–Dollar Loans if (i) the aggregate principal amount of any Group of CD Loans or Euro–Dollar Loans created or continued as a result of such election would be less than $10,000,000 or (ii) a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

(e)                                  If any Committed Loan is converted to a different type of Loan, the Borrower shall pay, on the date of such conversion, the interest accrued to such date on the principal amount being converted.

(f)                                    This section shall not apply to Swingline Loans.  Swingline Loans shall accrue interest as Base Rate Loans and the Borrower may not at any time elect to change the type of interest rate borne by the Swingline Loans.

SECTION 2.17.  Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein, the Borrower may request the issuance of letters of credit for its own account, in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, at any time and from time to time during the Revolving Credit Period.

(b)                                 Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions.  To request the issuance of a letter of credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Domestic Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by the applicable Issuing Bank in connection with any request for a Letter of Credit, the Borrower also shall submit a letter of credit application on the applicable Issuing Bank’s standard form (with such changes thereto as may be acceptable to the applicable Issuing Bank and the Borrower).  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (i) the LC Exposure shall not exceed $50,000,000 and (ii) the total Revolving Exposures shall not exceed the total Commitments.

(c)                                  Expiration Date.  Each Letter of Credit shall expire no later than the date that is five Domestic Business Days prior to the Termination Date.

(d)                                 Participations.  By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof, or with respect to the Letters of Credit outstanding on the Effective Date, as of the Effective Date) and without any further action on the part of any Issuing Bank or the Banks, each Issuing Bank hereby grants to each Bank, and each Bank hereby acquires from each Issuing Bank, a participation in such Letter of Credit equal to such Bank’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of each Issuing Bank, such Bank’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason.  Each Bank acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                                  Reimbursement.  If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 A.M., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time on the Domestic Business Day immediately following the day that the Borrower receives such notice; provided that the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.02 or Section 2.05(b) that such payment be financed with a Base Rate

Borrowing (including a Swingline Loan) in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting Base Rate Borrowing.  If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Bank of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Bank’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Bank shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.04 with respect to Loans made by such Bank (and Section 2.04 shall apply, mutatis mutandis, to the payment obligations of the Banks), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Banks.  Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Banks have made payments pursuant to this paragraph to reimburse the applicable Issuing Bank, then to such Banks and the applicable Issuing Bank as their interests may appear.  Any payment made by a Bank pursuant to this paragraph to reimburse an Issuing Bank for any LC Disbursement (other than the funding of Base Rate Borrowing as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(f)                                    Obligations Absolute.  The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall, subject to the following sentence, be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder.  Neither the Administrative Agent, the Banks nor any Issuing Bank, nor any of their Indemnitees shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of an Issuing Bank; provided that the foregoing shall not be construed to excuse an Issuing Bank from liability to the Borrower to the extent of any damages (but excluding consequential damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by or attributable to an Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of an Issuing Bank (as finally determined by a court of competent jurisdiction), each Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, unless the applicable Issuing Bank has notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(g)                                 Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under each one of its Letters of Credit.  Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower of a demand for payment under a Letter of Credit it has issued and whether it has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the applicable Issuing Bank and the Banks with respect to any such LC Disbursement.

(h)                                 Interim Interest.  If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to Base Rate Borrowings; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section, then the last sentence of Section 2.08(a) shall apply.  Interest accrued pursuant to this paragraph shall be for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Bank pursuant to paragraph (e) of this Section to reimburse the applicable Issuing Bank shall be for the account of such Bank to the extent of such payment.

(i)                                     Replacement of an Issuing Bank.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Banks of any such replacement of an Issuing Bank.  At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to this Section 2.17 and Article 8. From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the replaced Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to include such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j)                                     Cash Collateralization.  If any Event of Default shall occur and be continuing, on the Domestic Business Day that the Borrower receives notice from the Administrative Agent or the Required Banks (or, if the maturity of the Loans has been accelerated, Banks with LC Exposure representing greater than 51% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Banks, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in clause (g) or (h) of Article 6.  Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements which have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of the Required Banks), be applied to satisfy other obligations of the Borrower under this Agreement.  If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Domestic Business Days after all Events of Default have been cured or waived.

SECTION 2.18.  Increase of Commitments.  By written notice sent to the Administrative Agent (which the Administrative Agent shall promptly distribute to the Banks), the Borrower may request from time to time an increase of the aggregate amount of the Commitments by an aggregate amount equal to any integral multiple of $5,000,000 and not less than $10,000,000; provided that (i) no Default shall have occurred and be continuing, (ii) the aggregate amount of the Commitments shall not have been reduced, nor shall the Borrower have given notice of any such reduction under Section 2.10, (iii) the aggregate amount of the Commitments can not be increased pursuant to this Section 2.18 more than three (3) times; and (iv) the Commitments may not be increased to an aggregate amount that exceeds $350,000,000.  No Bank shall have any obligation to increase its Commitment.  A Bank’s decision whether to increase its Commitment under this Section 2.18 if it is requested to do so shall be made in such Bank’s sole and absolute disrection and any failure to respond to a request shall be deemded to be a decsion by such Bank that it will not increase its Commitment.  If one or more of the Banks is not increasing its Commitment, then, with notice to the Administrative Agent and the other Banks, another one or more financial institutions, each as approved by the Borrower and the Administrative Agent (a “New Bank”), may commit to provide an amount equal to the aggregate amount of the requested increase that will not be provided by the existing Banks (the “Increase Amount”); provided, that the Commitment of each New Bank shall be at least $5,000,000 and the maximum number of New Banks shall be three (3).  Upon receipt of notice from the Administrative Agent to the Banks and the Borrower that the Banks, or sufficient Banks and New Banks, have agreed to commit to an aggregate amount equal to the Increase Amount (or such lesser amount as the Borrower shall agree, which shall be at least $10,000,000 and an integral multiple of $5,000,000 in excess thereof), then: provided that no Default exists at such time or after giving effect to the requested increase, the Borrower, the Administrative Agent and the Banks willing to increase their respective Commitments and the New Banks (if any) shall execute and deliver an Increased Commitment Supplement (herein so called) in the form attached hereto as Exhibit G hereto.  If all existing Banks shall not have provided their pro rata portion of the requested increase, on the effective date of the Increased Commitment Supplement the Banks shall make advances among themselves (which may be through the Administrative Agent) so that after giving effect thereto the Committed Loans will be held by the Banks, pro rata in accordance with their respective Applicable Percentages hereunder.  The advances made under this Section by each Bank whose Applicable Percentage is new or has increased under the Increased Commitment Supplement (as compared to its Applicable Percentage prior to the effectiveness of the Increased Commitment Supplement) shall be deemed to be a purchase of a corresponding amount of the Committed Loans of the Bank or Banks whose Applicable Percentage has decreased (as compared to its Applicable Percentage prior to the effectiveness of the Increased Commitment Supplement).  The advances made under this Section shall be Base Rate Borrowings made under each Bank’s Commitment unless another type of Borrowing is selected by the Borrower to be applicable thereto.

ARTICLE 3
CONDITIONS

SECTION 3.01.  Closing.  The effectiveness of this Agreement to amend and restate the Prior Agreement is subject to the condition precedent that the Administrative Agent shall have received each of the following, each dated the Effective Date unless otherwise indicated or not applicable:

(a)                                  a counterpart of this Agreement signed on behalf of each party hereto or written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement;

(b)                                 an opinion of Steven J. Ford, Esq., Vice President, Secretary and General Counsel of the Borrower, substantially in the form of Exhibit E hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request;

(c)                                  all fees and other amounts due and payable on or prior to the Effective Date, including, without limitation, the upfront fees the Borrower and the Administrative Agent have agreed to pay to each Bank, all unpaid interest and fees accrued under the Prior Agreement through the Effective Date and any amounts due under Section 2.13 of the Prior Agreement as a result of the termination of the interest periods thereunder;

(d)                                 all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of the Loan Documents and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.

The Administrative Agent shall promptly notify the Borrower and the Banks of the Effective Date, and such notice shall be conclusive and binding on all parties hereto; provided that unless the Administrative Agent notifies the Borrower and the Banks to the contrary, the Effective Date shall be the date of this Agreement.

SECTION 3.02.  Borrowings.  The obligation of each Bank to make a Loan on the occasion of any Borrowing, and any agreement of an Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                                  the fact that the Effective Date shall have occurred on or prior to June 30, 2005;

(b)                                 receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.02 or Section 2.03, as the case may be, if a Loan is requested or if an issuance, amendment, renewal or extention of a Letter of Credit is requested, receipt by the Administrative Agent and the applicable Issuing Bank of a request therefor under the terms of Section 2.17(b) or if a Swingline Loan is requested, receipt by the Administrative Agent and Swingline Bank of a request therefor under the terms of Section 2.05(b);

(c)                                  the fact that, immediately after such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, the aggregate Revolving Exposure will not exceed the aggregate amount of the Commitments;

(d)                                 the fact that, immediately before and after such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, no Default shall have occurred and be continuing, and

(e)                                  the fact that the representations and warranties of the Borrower contained in this Agreement shall be true in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit hereunder shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing or the date of such issuance, amendment, renewal or extension, as applicable, as to the facts specified in clauses (c), (d) and (e) of this Section.

SECTION 3.03.  Effective Date Advances and Adjustments.  On the Effective Date, the aggregate amount of the revolving commitments under the Prior Agreement is changed hereunder but not all Banks are participating in the Commitments based on their pro rata percentages established under the Prior Agreement.  As a result, the committed loans outstanding under the Prior Agreement which are continued hereunder will not be held pro rata by the Banks in accordance with their Applicable Percentages determined hereunder.  To remedy the foregoing, on the Effective Date and upon fulfillment of the conditions in Section 3.01, the Banks shall make advances among themselves (which may be through the Administrative Agent) so that after giving effect thereto the Committed Loans will be held by the Banks, pro rata in accordance with their respective Applicable Percentages hereunder.  The advances made on the Effective Date under this Section by each Bank whose Applicable Percentage is new or has increased under this Agreement (as compared to its applicable percentage under the Prior Agreement) shall be deemed to be a purchase of a corresponding amount of the Loans of the Bank or Banks whose Applicable Percentage has decreased (as compared to its applicable percentage under the Prior Agreement).  The advances made under this Section shall be Base Rate Borrowings made under each Bank’s Commitment unless another type of Borrowing is selected by the Borrower to be applicable thereto.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES

The Borrower represents and warrants that:

SECTION 4.01.  Corporate Existence and Power.  The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

SECTION 4.02.  Corporate and Governmental Authorization; No Contravention.  The execution, delivery and performance by the Borrower of this Agreement and the Notes are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by–laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Material Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries.

SECTION 4.03.  Binding Effect.  This Agreement constitutes a valid and binding agreement of the Borrower and each Note, when executed and delivered in accordance with this Agreement, will constitute a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms, except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

SECTION 4.04.  Financial Information.  (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 3l, 2004 and the related consolidated statements of cash flow, earnings and shareholders’ equity for the fiscal year then ended, set forth in the Borrower’s 2004 Form 10–K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with generally accepted accounting principles, the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

(b)                                 Since December 31, 2004 there has been no material adverse change in the business, financial position, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.05.  Litigation.  There is no action, suit or proceeding pending against, or to the knowledge of the Borrower threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity or enforceability of this Agreement or the Notes.

SECTION 4.06.  Compliance with ERISA.  Each member of the ERISA Group has fulfilled its obligations under the minimum funding standards of ERISA and the Internal Revenue Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Internal Revenue Code with respect to each Plan.  No member of the ERISA Group has (i) sought a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code in respect of any Plan, (ii) failed to make any contribution or payment to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement, or made any amendment to any Plan or Benefit Arrangement, which has resulted or could result in the imposition of a Lien or the posting of a bond or other security under ERISA or the Internal Revenue Code or (iii) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

SECTION 4.07.  Environmental Matters.  In the ordinary course of its business, the Borrower conducts an ongoing review of the effect of Environmental Laws on the business, operations and properties of the Borrower and its Subsidiaries, in the course of which it identifies and evaluates associated liabilities and costs (including, without limitation, any capital or operating expenditures required for clean–up or closure of properties presently or previously owned, any capital or operating expenditures required to achieve or maintain compliance with environmental protection standards imposed by law or as a condition of any license, permit or contract, any related constraints on operating activities, including any periodic or permanent shutdown of any facility or reduction in the level of or change in the nature of operations conducted thereat, any costs or liabilities in connection with off site disposal of wastes or Hazardous Substances, and any actual or potential liabilities to third parties, including employees, and any related costs and expenses).  On the basis of this review, the Borrower has reasonably concluded that such associated liabilities and costs, including the costs of compliance with Environmental Laws, are unlikely to have a material adverse effect on the business, financial condition, results of operations or prospects of the Borrower and its Consolidated Subsidiaries, considered as a whole.

SECTION 4.08.  Taxes.  The Borrower and its Subsidiaries have filed all United States Federal income tax returns and all other material tax returns which are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any Subsidiary except such taxes and charges as may be contested in good faith by appropriate proceedings.  The charges, accruals and reserves on the books of the Borrower and its Subsidiaries in respect of taxes or other governmental charges are, in the opinion of the Borrower, adequate.

SECTION 4.09.  Subsidiaries.  Each of the Borrower’s corporate Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where failure to have such powers, licenses, authorizations, consents or approvals could not reasonably be expected to have a Material Adverse Effect.  Material Subsidiaries in existence as of the Effective Date are listed on Schedule 4.09 hereto.

SECTION 4.10.  No Regulatory Restrictions on Borrowing.  The Borrower is not an “investment company” within the meaning of the Investment Company Act of 1940, as amended, a “holding company” within the meaning of the Public Utility Holding Company Act of 1935, as amended, or otherwise subject to any regulatory scheme which restricts its ability to incur debt.

SECTION 4.11.  Full Disclosure.  All information heretofore furnished by the Borrower to the Administrative Agent or Bank for purposes of or in connection with this Agreement or any transaction contemplated hereby is, and all such information hereafter furnished by the Borrower to the Administrative Agent or Bank will be, true and accurate in all material respects on the date as of which such information is stated or certified.  The Borrower has disclosed to the Banks in writing any and all facts which, in the reasonable judgment of the Borrower, materially and adversely affect or may affect (to the extent the Borrower can now reasonably foresee), the business, operations or financial condition of the Borrower and its Consolidated Subsidiaries, taken as a whole, or the ability of the Borrower to perform its obligations under this Agreement.

ARTICLE 5
COVENANTS

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees payable hereunder shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, the Borrower covenants and agrees with the Banks that:

SECTION 5.01.  Information.  The Borrower will furnish to each of the Banks:

(a)                                  as soon as available and in any event within 90 days after the end of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such fiscal year and the related consolidated statements of cash flows, earnings and shareholders’ equity for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the Securities and Exchange Commission by independent public accountants of nationally recognized standing;

(b)                                 as soon as available and in any event within 45 days after the end of each of the first three quarters of each fiscal year of the Borrower, a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of the end of such quarter and the related consolidated statements of cash flows, earnings and shareholders’ equity for such quarter and for the portion of the Borrower’s fiscal year ended at the end of such quarter, setting forth in the case of such statements of cash flows, earnings and shareholders’ equity, in comparative form the figures for the corresponding quarter and the corresponding portion of the Borrower’s previous fiscal year, all certified (subject to normal year–end adjustments) as to fairness of presentation, generally accepted accounting principles and consistency by the chief financial officer or the chief accounting officer of the Borrower;

(c)                                  simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, a certificate of the chief financial officer or the chief accounting officer of the

Borrower (i) setting forth in reasonable detail the calculations required to establish whether the Borrower was in compliance with the requirements of Sections 5.09 to 5.12, inclusive, on the date of such financial statements and (ii) stating whether any Default exists on the date of such certificate and, if any Default then exists, setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(d)                                 simultaneously with the delivery of each set of financial statements referred to in clause (a) above, a statement of the firm of independent public accountants which reported on such statements (i) whether anything has come to their attention to cause them to believe that any Default existed on the date of such statements and (ii) confirming the calculations set forth in the officer’s certificate delivered simultaneously therewith pursuant to clause (c) above;

(e)                                  within five days after any officer of the Borrower obtains actual knowledge of any Default, if such Default is then continuing, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth the details thereof and the action which the Borrower is taking or proposes to take with respect thereto;

(f)                                    promptly upon the mailing thereof to the shareholders of the Borrower generally, copies of all financial statements, reports and proxy statements so mailed;

(g)                                 promptly upon the filing thereof, copies of all registration statements (other than the exhibits thereto and any registration statements on Form S–8 or its equivalent) and reports on Forms 10–K, 10–Q and 8–K (or their equivalents) which the Borrower shall have filed with the Securities and Exchange Commission;

(h)                                 if and when any member of the ERISA Group (i) gives or is required to give notice to the PBGC of any “reportable event’’ (as defined in Section 4043 of ERISA) with respect to any Plan which might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that the plan administrator of any Plan has given or is required to give notice of any such reportable event, a copy of the notice of such reportable event given or required to be given to the PBGC; (ii) receives notice of complete or partial withdrawal liability under Title IV of ERISA or notice that any Multiemployer Plan is in reorganization, is insolvent or has been terminated, a copy of such notice; (iii) receives notice from the PBGC under Title IV of ERISA of an intent to terminate, impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or appoint a trustee to administer any Plan, a copy of such notice; (iv) applies for a waiver of the minimum funding standard under Section 412 of the Internal Revenue Code, a copy of such application; (v) gives notice of intent to terminate any Plan under Section 4041(c) of ERISA, a copy of such notice and other information filed with the PBGC; (vi) gives notice of withdrawal from any Plan pursuant to Section 4063 of ERISA, a copy of such notice, or (vii) fails to make any payment or contribution to any Plan or Multiemployer Plan or in respect of any Benefit Arrangement or makes any amendment to any Plan or Benefit Arrangement which has resulted or could result in the imposition of a Lien or the posting of a bond or other security, a certificate of the chief financial officer or the chief accounting officer of the Borrower setting forth details as to such occurrence and action, if any, which the Borrower or applicable member of the ERISA Group is required or proposes to take; and

(i)                                     from time to time such additional information regarding the financial position or business of the Borrower and its Subsidiaries as the Administrative Agent, at the request of any Bank, may reasonably request.

SECTION 5.02.  Payment of Obligations.  The Borrower will pay and discharge, and will cause each Subsidiary to pay and discharge, at or before maturity, all their respective material obligations and liabilities (including, without limitation, tax liabilities and claims of materialmen, warehousemen and the like which if unpaid might by law give rise to a Lien), except where the same may be contested in good faith by appropriate proceedings, and will maintain, and will cause each Subsidiary to maintain, in accordance with generally accepted accounting principles, appropriate reserves for the accrual of any of the same.

SECTION 5.03.  Maintenance of Property; Insurance.  (a) The Borrower will keep, and will cause each Subsidiary to keep, all property useful and necessary in its business in good working order and condition, ordinary wear and tear excepted; provided that nothing in this Section shall prevent the Borrower or any Subsidiary from disposing of any of its assets in the ordinary course of business.

(b)                                 The Borrower will, and will cause each of its Subsidiaries to, maintain (either in the name of the Borrower or in such Subsidiary’s own name) with financially sound and responsible insurance companies, insurance on all their respective properties in at least such amounts, against at least such risks and with such risk retention as are usually maintained, insured against or retained, as the case may be, in the same general area by companies of established repute engaged in the same or a similar business; and will furnish to the Banks, upon request from the Administrative Agent, information presented in reasonable detail as to the insurance so carried.

SECTION 5.04.  Conduct of Business and Maintenance of Existence.  The Borrower will preserve, renew and keep in full force and effect, and will cause each Subsidiary to preserve, renew and keep in full force and effect their respective corporate existence and their respective rights, privileges and franchises necessary or desirable in the normal conduct of business; provided that nothing in this Section shall prohibit (i) the merger of a Subsidiary into the Borrower or the merger or consolidation of a Subsidiary with or into another Person if the corporation surviving such consolidation or merger is a Subsidiary and if, in each case, after giving effect thereto, no Default shall have occurred and be continuing or (ii) the termination of the corporate existence of any Subsidiary if the Borrower in good faith determines that such termination is in the best interest of the Borrower.

SECTION 5.05.  Compliance with Laws.  The Borrower will comply, and cause each Subsidiary to comply, in all material respects with all applicable laws, ordinances, rules, regulations, and requirements of governmental authorities (including, without limitation, Environmental Laws and ERISA and the rules and regulations thereunder) except (x) where the necessity of compliance therewith is contested in good faith by, appropriate proceedings or (y) where the failure to comply could not reasonably be expected to have a Material Adverse Effect.

SECTION 5.06.  Inspection of Property, Books and Records.  The Borrower will keep, and will cause each Subsidiary to keep, proper books of record and account in which full, true and correct entries shall be made of all dealings and transactions in relation to its business and activities; and will permit, and will cause each Subsidiary to permit, representatives of any Bank at such Bank’s expense to visit and inspect any of their respective properties, to examine and make abstracts from any of their respective books and records and to discuss their respective affairs, finances and accounts with their respective officers, employees and independent public accountants, all at such reasonable times and as often as may reasonably be desired.

SECTION 5.07.  Mergers and Sales of Assets.  The Borrower will not (a) consolidate or merge with or into any other Person or (b) sell, lease or otherwise transfer, directly or indirectly, in any one transaction or in any series of related transactions, in each case outside the ordinary course of business, more than 15% of Consolidated Assets to any other Person or Persons; provided that (i) the Borrower may merge with another Person if (x) the Borrower is the corporation surviving such merger and (y) after giving effect to such merger, no Default shall have occurred and be continuing; (ii) the Borrower may sell the capital stock or assets of Carlisle Engineering Products, Inc.; and (iii) the Borrower may sell accounts receivable and other rights to payment in Permitted Securitization Transactions and the assets sold pursuant thereto shall not be included as asset disposed of in the determining compliance with the 15% limitation set forth above.

SECTION 5.08.  Use of Proceeds.  The proceeds of the Loans made under this Agreement will be used by the Borrower for general corporate purposes including, without limitation, to finance its working capital needs, to refinance indebtedness (including, without limitation, the refinancing of obligations outstanding in connection with industrial revenue bond financings) and to finance acquisitions.  None of such proceeds will be used, directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of buying or carrying any “margin stock” within the meaning of Regulation U.

SECTION 5.09.  Negative Pledge.  Neither the Borrower nor any Subsidiary will create, assume or suffer to exist any Lien on any asset (including Subsidiary stock) now owned or hereafter acquired by it, except:

(a)                                  Liens existing on the date of this Agreement securing Debt outstanding on the date of this Agreement in an aggregate principal or face amount not exceeding $40,000,000;

(b)                                 any Lien existing on any asset of any Person at the time such Person becomes a Subsidiary and not created in contemplation of such event;

(c)                                  any Lien on any asset securing Debt incurred or assumed for the purpose of financing all or any part of the cost of acquiring such asset, provided that such Lien attaches to such asset concurrently with or within six months after the acquisition thereof;

(d)                                 any Lien on any asset of any Person existing at the time such Person is merged or consolidated with or into the Borrower or a Subsidiary and not created in contemplation of such event;

(e)                                  any Lien existing on any asset prior to the acquisition thereof by the Borrower or a Subsidiary and not created in contemplation of such acquisition;

(f)                                    any Lien arising out of the refinancing, extension, renewal or refunding of any Debt secured by any Lien permitted by any of the foregoing clauses of this Section, provided that such Debt is not increased and is not secured by any additional assets;

(g)                                 Liens arising in the ordinary course of its business which (i) do not secure Debt or Derivatives Obligations, (ii) do not secure any obligation in an amount exceeding 10% of Consolidated Tangible Net Worth and (iii) do not in the aggregate materially detract from the value of its assets or materially impair the use thereof in the operation of its business;

(h)                                 Liens on accounts receivable, other rights to payment, the proceeds thereof and the accounts in which such proceeds are deposited arising in connection with Permitted Securitization Transactions; and

(i)                                     Liens not otherwise permitted by the foregoing clauses of this Section securing Debt or Derivatives Obligations in an aggregate principal or face amount at any date not to exceed 10% of Consolidated Tangible Net Worth.

SECTION 5.10.  Subsidiary Debt Limitation.  Total Debt of Consolidated Subsidiaries (excluding (i) Debt of a Subsidiary to the Borrower or to a Wholly–Owned Subsidiary and (ii) Debt arising in connection with Permitted Securitization Transactions) will at no time exceed 15% of Consolidated Tangible Net Worth.

SECTION 5.11.  Leverage Ratio.  The Leverage Ratio will at no time exceed 3.25 to 1.00.

The “Leverage Ratio” at any date is the ratio of Consolidated Finance Liabilities at such date to Consolidated EBITDA for the period of four consecutive fiscal quarters most recently ended on or prior to such date.

For this purpose:

“Consolidated Finance Liabilities” means, at any date, the sum of (i) Consolidated Debt (but excluding therefrom, to the extent included, up to but not exceeding $100,000,000 of the amounts outstanding (i.e., advanced as the purchase price and not repaid from collections) under all Permitted Securitization Transactions) plus (ii) to the extent not otherwise reflected in Consolidated Debt, the aggregate amount in excess of $100,000,000 outstanding (i.e., advanced as the purchase price and not repaid from collections) under all Permitted Securitization Transactions, all determined on a consolidated basis as of such date.

“Consolidated EBITDA” means, for any period, (i) Consolidated Net Income for such period plus (ii) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of: (A) Consolidated Interest Expense, income tax expense and depreciation and amortization expense; plus (B) losses arising in connection with the sales of accounts receivable and other rights to payment in Permitted Securitization Transactions.  In the event of any acquisition or disposition during such period of assets having a book value (on the books of the Borrower) exceeding $10,000,000, Consolidated EBITDA shall be determined on a pro forma basis as if such transaction had occurred on the first day of such period.

“Consolidated Interest Expense” means, for any period all interest on Debt of the Borrower and its Consolidated Subsidiaries paid or payable in cash during such period; including or in addition: (i) the interest portion of payment under capital lease obligations, (ii) all fees with respect to such Debt during such period, and (iii) that portion of the losses arising in connection with the sales of accounts receivable and other rights to payment in Permitted Securitization Transactions that can be demonstrated in a manner acceptable to the Administrtiave Agent to be representative of the interest expense that would have been paid if such transaction were accounted for as a financing, in each case determined in accordance with generally accepted accounting principles.

SECTION 5.12.  Minimum Consolidated Net Worth.  Consolidated Net Worth will at no time be less than an amount equal to the sum of (i) $560,000,000 plus (ii) an amount equal to 50% of Consolidated Net Income for each fiscal quarter of the Borrower ending after December 31, 2004 but on or prior to the date of determination, in each case, for which Consolidated Net Income is positive (but with no deduction on account of negative Consolidated Net Income for any fiscal quarter of the Borrower).

SECTION 5.13.  Transactions with Affiliates.  The Borrower will not, and will not permit any Subsidiary to, directly or indirectly, pay any funds to or for the account of, make any investment (whether by acquisition of stock or indebtedness, by loan, advance, transfer of property, guarantee or other agreement to pay, purchase or service, directly or indirectly, any Debt, or otherwise) in, lease, sell, transfer or otherwise dispose of any assets, tangible or intangible, to, or participate in, or effect, any transaction with, any Affiliate except on an arms–length basis on terms at least as favorable to the Borrower or such Subsidiary than could have been obtained from a third party who was not an Affiliate; provided that the foregoing provisions of this Section shall not prohibit any such Person from declaring or paying any lawful dividend or other payment ratably in respect of all of its capital stock of the relevant class so long as, after giving effect thereto, no Default shall have occurred and be continuing.

ARTICLE 6
DEFAULTS

SECTION 6.01.  Events of Default.  If one or more of the following events (“Events of Default”) shall have occurred and be continuing:

(a)                                  the Borrower shall fail to pay (i) any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, or (ii) within three Domestic Business Days after the due date thereof, any interest, any fees or any other amount payable hereunder;

(b)                                 the Borrower shall fail to observe or perform any covenant contained in Article 5, other than those contained in Sections 5.01 through 5.06, for 5 days after any officer of the Borrower obtains actual knowledge thereof;

(c)                                  the Borrower shall fail to observe or perform any covenant or agreement contained in this Agreement (other than those covered by clause (a) or (b) above) for 30 days after notice thereof has been given to the Borrower by the Administrative Agent at the request of any Bank;

(d)                                 any representation, warranty, certification or statement made by the Borrower in this Agreement or in any certificate, financial statement or other document delivered pursuant to this Agreement shall prove to have been incorrect in any material respect when made (or deemed made);

(e)                                  the Borrower or any Subsidiary shall fail to make any payment in respect of any Material Financial Obligations when due or within any applicable grace period;

(f)                                    any event or condition shall occur which results in the acceleration of the maturity of any Material Debt or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of such Debt or any Person acting on such holder’s behalf to accelerate the maturity thereof,

(g)                                 the Borrower or any Material Subsidiary shall commence a voluntary case or other proceeding seeking liquidation, reorganization or other relief with respect to itself or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, or shall consent to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts as they become due, or shall take any corporate action to authorize any of the foregoing;

(h)                                 an involuntary case or other proceeding shall be commenced against the Borrower or any Material Subsidiary seeking liquidation, reorganization or other relief with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed and unstayed for a period of 60 days; or an order for relief shall be entered against the Borrower or any Subsidiary under the federal bankruptcy laws as now or hereafter in effect;

(i)                                     any member of the ERISA Group shall fail to pay when due an amount or amounts aggregating in excess of $10,000,000 which it shall have become liable to pay under Title IV of ERISA; or notice of intent to terminate a Material Plan shall be filed under Title IV of ERISA by any member of the ERISA Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate, to impose liability (other than for premiums under Section 4007 of ERISA) in respect of, or to cause a trustee to be appointed to administer any Material Plan; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any Material Plan must be terminated; or there shall occur a complete or partial withdrawal from, or a default, within the meaning of Section 4219(c)(5) of ERISA, with respect to, one or more Multiemployer Plans which could cause one or more members of the ERISA Group to incur a current payment obligation in excess of $10,000,000;

(j)                                     judgments or orders for the payment of money in excess of $10,000,000 shall be rendered against the Borrower or any Subsidiary and such judgments or orders shall continue unsatisfied and unstayed for a period of 30 days; or

(k)                                  any person or group of persons (within the meaning of Section 13 or 14 of the Securities Exchange Act of 1934, as amended) shall have acquired beneficial ownership (within the meaning of Rule 13d–3 promulgated by the Securities and Exchange Commission under said Act) of 25% or more of the outstanding shares of common stock of the Borrower; or, during any period of 12 consecutive calendar months, individuals who were directors of the Borrower on the first day of such period shall cease to constitute a majority of the board of directors of the Borrower;

then, and in every such event, the Administrative Agent shall

(i)                                     if requested by Banks having more than 50% in aggregate amount of the Commitments, by notice to the Borrower terminate the Commitments and the commitment of the Swingline Bank to make Swingline Loans and they shall thereupon terminate, and

(ii)                                  if requested by Banks holding more than 50% of the aggregate amount of the Revolving Exposure, by notice to the Borrower declare the Loans (together with accrued interest thereon) to be, and the Loans, shall thereupon become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; provided that in the case of any of the Events of Default specified in clause 6.01(g) or 6.01(h) above with respect to the Borrower, without any notice to the Borrower or any other act by the Administrative Agent or the Banks, the Commitments, the commitment of the Swingline Bank to make Swingline Loans and any agreement of any Issuing Bank to issue or modify Letters of Credit, shall thereupon terminate and the Loans (together with accrued interest thereon) shall become immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 6.02.  Notice of Default.  The Administrative Agent shall give notice to the Borrower under Section 6.01(c) promptly upon being requested to do so by any Bank and shall thereupon notify all the Banks thereof.

ARTICLE 7
THE AGENT

SECTION 7.01.  Appointment and Authorization.  Each Bank and each Issuing Bank irrevocably appoints and authorizes JPMorgan Chase Bank, N.A. to take such action as agent (and confirms and continues such appointment under the Prior Agreement) on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

SECTION 7.02.  Administrative Agent and Affiliates.  JPMorgan Chase Bank, N.A. shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and JPMorgan Chase Bank, N.A. and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent.

SECTION 7.03.  Action by Administrative Agent.  The obligations of the Administrative Agent hereunder are only those expressly set forth herein.  Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 6.

SECTION 7.04.  Consultation with Experts.  The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

SECTION 7.05.  Liability of Administrative Agent.  Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks (or such different number of Banks as any provision hereof expressly requires for such consent or request) or (ii) in the absence of its own gross negligence or willful misconduct.  Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (i) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (ii) the performance or observance of any of the covenants or agreements of the Borrower; (iii) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (iv) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith.  The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement, or other writing (which may be a bank wire, telex, facsimile transmission or similar writing) believed by it to be genuine or to be signed by the proper party or parties.  Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law.  Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

SECTION 7.06.  Indemnification.  Each Bank, ratably in accordance with its Commitment, indemnifies the Administrative Agent, the Swingline Bank and each Issuing Bank (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitee’s gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with: (i) the execution or delivery of the Prior Agreement, this Agreement or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether such indemnitee is a party thereto.

SECTION 7.07.  Credit Decision.  Each Bank and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Bank and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

SECTION 7.08.  Successor Administrative Agent.  The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower.  Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent.  If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the laws of the United States of America or of any State thereof and having a combined capital and surplus of at least $50,000,000.  Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent.

SECTION 7.09.  Agent’s Fees.  The Borrower shall pay to the Administrative Agent for its own account fees in the amounts and at the times previously agreed upon between the Borrower and the Administrative Agent.

SECTION 7.10.  No Additional Duties of other Agents.  Bank of America, N.A., SunTrust Bank and The Bank of Tokyo–Mitsubshi, Ltd., NY Branch have been designated as “co–documentation agents” and Wachovia Bank, N. A. has been designated as “syndication agent” hereunder in recognition of the level of each of their respective Commitments.  None of the parties listed in the foregoing sentence is an agent for the Banks and no such Bank shall have any obligation hereunder other than those existing in its capacity as a Bank.  Without limiting the foregoing, no such Bank shall have or be deemed to have any fiduciary relationship with or duty to any other Bank.

ARTICLE 8
CHANGE IN CIRCUMSTANCES

SECTION 8.01.  Basis for Determining Interest Rate Inadequate or Unfair.  If on or prior to the first day of any Interest Period for any CD Loan, Euro–Dollar Loan or Money Market LIBOR Loan:

(a)                                  the Administrative Agent is advised by the Reference Bank that deposits in dollars (in the applicable amounts) are not being offered to the Reference Bank in the relevant market for such Interest Period, or

(b)                                 in the case of a Committed Borrowing, Banks having 50% or more of the aggregate amount of the Commitments advise the Administrative Agent that the Adjusted CD Rate or the Adjusted London Interbank Offered Rate, as the case may be, as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their CD Loans or Euro–Dollar Loans, as the case may be, for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make CD Loans or Euro–Dollar Loans, as the case may be, or to continue or convert outstanding Loans as or into CD Loans or Euro–Dollar Loans, as the case may be, shall be suspended and (ii) each outstanding CD Loan or Euro–Dollar Loan, as the case may be, shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto.  Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any Fixed Rate Borrowing for which a Notice of Borrowing has previously been given that it elects not to, borrow on such date, (i) if such Fixed Rate Borrowing is a Committed Borrowing, such Borrowing shall instead be made as a Base Rate Borrowing and (ii) if such Fixed Rate Borrowing is a Money Market LIBOR Borrowing, the Money Market LIBOR Loans comprising such Borrowing shall bear interest for each day from and including the first day to but excluding the last day of the Interest Period applicable thereto at the Base Rate plus the Base Margin for such day.

SECTION 8.02.  Illegality.  If, on or after the date of this Agreement, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro–Dollar Lending Office) with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro–Dollar Lending Office) to make, maintain or fund its Euro–Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro–Dollar Loans shall be suspended.  Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro–Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.  If such notice is given, each Euro–Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro–Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro–Dollar Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro–Dollar Loan to such day.  Interest and principal on any such Base Rate Loan shall be payable on the same dates as, and on a pro rata basis with, the interest and principal payable on the related Euro–Dollar Loans of the other Banks.

SECTION 8.03.  Increased Cost and Reduced Return.  (a) If on or after (x) the date hereof, in the case of any Committed Loan, any obligation to make Committed Loans or any Letter of Credit or (y) the date of the related Money Market Quote, in the case of any Money Market Loan, the adoption of any applicable law, rule or regulation, or any change in any applicable law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) or any Issuing Bank with any request or directive (whether or not having the force of law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding (i) with respect to any CD Loan, any such requirement included in an applicable Domestic Reserve Percentage and (ii) with respect to any Euro–Dollar Loan any such requirement included in an applicable Euro–Dollar Reserve Percentage), special deposit, insurance assessment (excluding, with respect to any CD Loan, any such requirement reflected in an applicable Assessment Rate) or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or any Issuing Bank or shall impose on any Bank (or its Applicable Lending Office) or any Issuing Bank or on the United States market for certificates of deposit or the London interbank market any other condition affecting its Fixed Rate Loans, its Note, any Letter of Credit or its obligation to make Fixed Rate Loans or issue Letters of Credit and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) or Issuing Bank, as applicable, of making or maintaining any Fixed Rate Loan or of issuing or maintaining any Letter of Credit, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) or Issuing Bank under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank or Issuing Bank to be material, then, within 15 days after demand by such Bank or Issuing Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Bank or Issuing Bank, as applicable, for such increased cost or reduction.

(b)                                 If any Bank or any Issuing Bank reasonably shall have determined that, after the date hereof, the adoption of any applicable law, rule or regulation regarding capital adequacy, or any change in any such law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank or comparable agency has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) or Issuing Bank (or its Parent) as a consequence of such Person’s obligations hereunder to a level below that which it (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank or Issuing Bank, as applicable, to be material, then from time to time, within 15 days after demand by such Bank or Issuing Bank, as applicable (with a copy to the Administrative Agent), the Borrower shall pay to such Bank or Issuing Bank, as applicable, such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

(c)                                  Each Bank and each Issuing Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle it to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank or Issuing Bank, as applicable, be otherwise disadvantageous to such Bank or Issuing Bank, as applicable.  A certificate of any Bank or any Issuing Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder, along with such supplemental information as the Borrower may reasonably request, shall be conclusive in the absence of manifest error.  In determining such amount, such Bank or Issuing Bank, as applicable, may use any reasonable averaging and attribution methods.

SECTION 8.04.  Taxes.  (a) For the purposes of this Section 8.04, the following terms have the following meanings:

“Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note,

and all liabilities with respect thereto, excluding (i) in the case of each Bank, each Issuing Bank and the Administrative Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the laws of which such Bank, Issuing Bank or the Administrative Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank or each Issuing Bank, any United States withholding tax imposed on such payments but only to the extent that such Bank or Issuing Bank is subject to United States withholding tax at the time such Bank first becomes a party to this Agreement.

“Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

(b)                                 Any and all payments by the Borrower to or for the account of any Bank, any Issuing Bank or the Administrative Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by law to deduct any Taxes or Other Taxes from any such payments, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or the Administrative Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 9.01, the original or a certified copy of a receipt evidencing payment thereof.

(c)                                  The Borrower agrees to indemnify each Bank, each Issuing Bank and the Administrative Agent for the full amount of Taxes or Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or the Administrative Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.  This indemnification shall be paid within 15 days after such Bank, Issuing Bank or the Administrative Agent (as the case may be) makes demand therefor.

(d)                                 Each Foreign Bank, on or prior to the date of its execution and delivery of this Agreement in the case of each Bank listed on the signature pages hereof and on or prior to the date on which it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with applicable Internal Revenue Service form, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

(e)                                  For any period with respect to which a Bank has failed to provide the Borrower or the Administrative Agent with the appropriate form pursuant to Section 8.04(d) (unless such failure is due to a change in treaty, law or regulation occurring subsequent to the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 8.04(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

(f)                                    If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

SECTION 8.05.  Base Rate Loans Substituted for Affected Fixed Rate Loans.  If (i) the obligation of any Bank to make, or to continue or convert outstanding Loans as or to, Euro–Dollar Loans has been suspended pursuant to Section 8.02 or (ii) any Bank has demanded compensation under Section 8.03 or 8.04 with respect to its CD Loans or Euro–Dollar Loans and the Borrower shall, by at least five Euro–Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Bank as (or continued as or converted to) CD Loans or Euro–Dollar Loans, as the case may be, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Fixed Rate Loans of the other Banks).  If such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro–Dollar Loan or CD Loan, as the case may be, on the first day of the next succeeding Interest Period applicable to the related Euro–Dollar Loans or CD Loans of the other Banks.

SECTION 8.06.  Substitution of Bank.  If any Bank has demanded compensation pursuant to Section 8.03 or 8.04, the Borrower shall have the right to designate an assignee which is not an affiliate of the Borrower to purchase for cash, pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit F hereto, the outstanding Loans and Commitment of such Bank and to assume all of such Bank’s other rights and obligations hereunder without recourse to or warranty by such Bank, for a purchase price equal to the principal amount of all of such Bank’s outstanding Loans including participations in the LC Disbursements and Swingline Loans, plus any accrued but unpaid interest thereon and the accrued but unpaid facility fees in respect of that Bank’s Commitment hereunder plus such amount, if any, as would be payable pursuant to Section 2.14 if the outstanding Loans of such Bank were prepaid in their entirety on the date of consummation of such assignment.

ARTICLE 9
MISCELLANEOUS

SECTION 9.01.  Notices.  All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(a)                                  if to the Borrower, to it at 13925 Ballantyne Corporate Place, Suite 400, Charlotte, NC 28277, Attention of Chief Financial Officer, Telecopy No. (704) 501-1190;

(b)                                 if to the Administrative Agent and/or Swingline Bank, 2200 Ross Avenue, 3rd Floor, Dallas, Texas  75201, Attention of Michael Lister, Telecopy No. (214) 965-2044 with a copy to JPMorgan Chase Bank, Loan Agency Services, 1111 Fannin, 10th Floor, Houston, Texas 77002; Attention: Cody Cannon, Telephone (713) 750-2336; Telecopy No. (713) 750-2228;

(c)                                  if to a Bank or Issuing Bank, to it at its address (or telecopy number) set forth in the Administrative Questionnaire delivered to Administrative Agent by such Bank in connection with this

Agreement or the Prior Agreement or in connection with the Assignment and Assumption pursuant to which such Bank became a party hereto.

Notices and other communications to the Banks hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Bank.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.  Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02.  No Waivers.  No failure or delay by the Administrative Agent, any Issuing Bank or any Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.  The rights and remedies herein provided and provided in the Notes shall be cumulative and not exclusive of any rights or remedies provided by law or otherwise.

SECTION 9.03.  Expenses; Indemnification.  (a) The Borrower shall pay: (i) all out–of–pocket expenses of the Administrative Agent, including fees and disbursements of special counsel for the Administrative Agent, in connection with, the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder; (ii) all out–of–pocket expenses of each Issuing Bank, including fees and disbursements of special counsel for each Issuing Bank, in connection with, the preparation and administration of any Letter of Credit (including any issuance, modification or payment of any demand under any Letter of Credit), any waiver or consent hereunder or any Default or alleged Default hereunder; and (iii) if an Event of Default occurs, all out–of–pocket expenses incurred by the Administrative Agent, each Issuing Bank and each Bank, including (without duplication) the fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

(b)                                 The Borrower agrees to indemnify the Administrative Agent, each Issuing Bank and each Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an “Indemnitee”) and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement, the Prior Agreement or any actual or proposed use of proceeds of Loans hereunder or under the Prior Agreement; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction.

SECTION 9.04.  Sharing of Set–offs.  Each Bank agrees that if it shall, by exercising any right of set–off or counterclaim or otherwise, receive payment of a proportion of the aggregate amounts outstanding hereunder held by it which is greater than the proportion received by any other Bank in respect of the aggregate amounts outstanding hereunder, the Bank receiving such proportionately greater payment shall purchase such participations in the outstanding of the other Banks, and such other adjustments shall be made, as may be required so that all such payments on the amounts outstanding hereunder held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set–off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder.  The Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any holder of a participation in the obligations outstanding hereunder, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set–off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

SECTION 9.05.  Amendments and Waivers.  Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of the Administrative Agent are affected thereby, by the Administrative Agent); provided that no such amendment or waiver shall:

(a)                                  unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or LC Disbursement or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan, any reimbursement obligations in respect of any Letters of Credit or any fees hereunder or for any termination of any Commitment, (iv) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement, (v) change this clause 9.05(a) or (vi) change the pro-rata sharing or pro-rata payment distribution provisions of this Agreement; or

(b)                                 unless signed by an Issuing Bank, amend, modify or otherwise affect the rights or duties of such Issuing Bank; or

(c)                                  unless signed by the Swingline Bank, amend, modify or otherwise affect the rights or duties of the Swingline Bank.

Notwithstanding clause (a) preceding, the Commitments may be increased pursuant to an Increased Commitment Supplement executed in accordance with the terms and conditions of Section 2.17 which only needs to be signed by the Borrower, the Administrative Agent and the Banks increasing or providing new Commitments thereunder if the Increased Commitment Supplement does not increase the aggregate amount of the Commitments to an amount in excess of $350,000,000.

SECTION 9.06.  Successors and Assigns.  (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Bank may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in clause (c) of this Section) and, to the extent expressly contemplated hereby, each Indemnitee) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                                 (i)                                     Subject to the conditions set forth in clause (b)(ii) below, any Bank may assign to one or more assignees all or a portion of its rights and obligations under this Agreement

(including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of:

(A)                              the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Bank, an affiliate of a Bank, an Approved Fund or, if an Event of Default has occurred and is continuing, to any other assignee; and

(B)                                the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Bank with a Commitment immediately prior to giving effect to such assignment, an affiliate of a Bank or an Approved Fund.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                              except in the case of an assignment to a Bank or an affiliate of a Bank, an Approved Fund or an assignment of the entire remaining amount of the assigning Bank’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Bank subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 unless each of the Borrower and the Administrative Agent otherwise consent, provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(B)                                each partial assignment shall be made as an assignment of a proportionate part of all the assigning Bank’s rights and obligations under this Agreement;

(C)                                the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; and

(D)                               the assignee, if it shall not be a Bank, shall deliver to the Administrative Agent an Administrative Questionnaire.

For the purposes of this Section 9.06(b), the term “Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Bank, (b) an affiliate of a Bank or (c) an entity or an affiliate of an entity that administers or manages a Bank.

(iii)                               Subject to acceptance and recording thereof pursuant to clause (b)(iv) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Bank under this Agreement, and the assigning Bank thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Bank’s rights and obligations under this Agreement, such Bank shall cease to be a party hereto but shall continue to be entitled to the benefits of Article 8).  Any assignment or transfer by a Bank of rights or obligations under this Agreement that does not comply with this Section 9.06 shall be treated for purposes of this Agreement as a sale by such Bank of a participation in such rights and obligations in accordance with paragraph (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Banks, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Bank pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, and the Borrower, the Administrative Agent, the Issuing Banks and the Banks may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Bank hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by the Borrower, any Issuing Bank and any Bank, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Bank and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Bank hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register.  No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c)                                  (i)                                     Any Bank may, without the consent of the Borrower, the Administrative Agent, any Issuing Bank, or the Swingline Bank sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Bank’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Bank’s obligations under this Agreement shall remain unchanged, (B) such Bank shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, each Issuing Bank and the other Banks shall continue to deal solely and directly with such Bank in connection with such Bank’s rights and/or obligations under this Agreement.  Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 9.05(a) that affects such Participant.  Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Article 8 to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.04 as though it were a Bank, provided such Participant agrees to be subject to this Agreement as though it were a Bank.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Article 8 than the applicable Bank would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent.  A Participant that would be a Foreign Bank if it were a Bank shall not be entitled to the benefits of Section 8.04 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 8.04 as though it were a Bank.

(d)                                 Any Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Bank, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Bank from any of its obligations hereunder or substitute any such pledgee or assignee for such Bank as a party hereto.

SECTION 9.07.  Collateral.  Each of the Banks represents to the Administrative Agent and each of the other Banks that it in good faith is not relying upon any “margin stock” (as defined in Regulation U) as collateral in the extension or maintenance of the credit provided for in this Agreement.

SECTION 9.08.  Governing Law; Submission to Jurisdiction.  This Agreement and each Note shall be governed by and construed in accordance with the laws of the State of New York.  This governing law election has been made by the parties in reliance (at least in part) on Section 5–1401 of the General Obligations Law of the State of New York, as amended (as and to the extent applicable), and other applicable law.  The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby.  The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

SECTION 9.09.  Counterparts; Integration; Effectiveness; Amendment and Restatement.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof.  This Agreement shall become effective upon receipt by the Administrative Agent of counterparts hereof signed by each of the parties hereto (or, in the case of any party as to which an executed counterpart shall not have been received, receipt by the Administrative Agent in form satisfactory to it of telegraphic, telex, facsimile or other written confirmation from such party of execution of a counterpart hereof by such party).  This Agreement amends and restated in its entirety the Prior Agreement.  However, for all matters arising prior to the Effective Date (including the accrual and payment of interest and fees, and matters relating to indemnification and compliance with financial covenants), the terms of the Prior Agreement (as unmodified by this Agreement) shall control and are hereby ratified and confirmed.  The Borrower represents and warrants that as of the Effective Date there are no claims or offsets against or defenses or counterclaims to its obligations under the Prior Agreement or any of the other Loan Documents.

SECTION 9.10.  Severability.  Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.11.  Headings.  Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12.  Limitation of Liability.  None of the Administrative Agent, any Issuing Bank, any Bank, or any affiliate, officer, director, employee, attorney, or Administrative Agent thereof shall have any liability with respect to, and Borrower hereby waives, releases, and agrees not to sue any of them upon, any claim for any special, indirect, incidental, consequential or punitive damages suffered or incurred by the Borrower in connection with, arising out of, or in any way related to any of the Loan Documents, or any of the transactions contemplated by any of the Loan Documents.

SECTION 9.13.  Construction.  The Borrower, the Administrative Agent and each Bank acknowledges that each of them has had the benefit of legal counsel of its own choice and has been afforded an opportunity to review the Loan Documents with its legal counsel and that the Loan Documents shall be construed as if jointly drafted by the parties thereto.

SECTION 9.14.  Independence of Covenants.  All covenants under the Loan Documents shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or be otherwise within the limitations of, another covenant shall not avoid the occurrence of a Default if such action is taken or such condition exists.

SECTION 9.15.  WAIVER OF JURY TRIAL.  EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT, THE ISSUING BANK AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

SECTION 9.16.  Confidentiality.  Each of the Administrative Agent, each Issuing Bank and each Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed: (a) to its and its affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent  required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement and (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Bank on a nonconfidential basis from a source other than the Borrower.  For the purposes of this Section, “Information” means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Bank on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.  Notwithstanding anything in any commitment or fee letter executed in connection herewith to the contrary or the forgoing provisions, the parties hereto may disclose to any Person, without limitation of any kind, the “tax treatment” and “tax structure” (in each case, within the meaning of Treasury Regulation Section 1.6011–4) of the transactions contemplated hereby and all materials of any kind (including opinions or other tax analyses) that are provided to the Borrower relating to such tax treatment and tax structure, except that, with respect to any document or similar item that in either case contains information concerning the tax treatment or tax structure of the transactions contemplated hereby as well as other information, this proviso shall only apply to such portions of the document or similar item that relate to the tax treatment or tax structure of the such transactions.

SECTION 9.17.  USA PATRIOT Act.  Each Bank that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Bank to identify the Borrower in accordance with the Act.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

CARLISLE COMPANIES INCORPORATED

By:	/s/ Carol P. Lowe
Carol P. Lowe, Vice President & Chief Financial Officer

JPMORGAN CHASE BANK, N.A. (formerly JPMorgan Chase Bank and as successor in interest by merger to Bank One, N.A.) as Administrative Agent, Issuing Bank and Swingline Bank

By:	/s/ Michael Lister
Michael Lister, Senior Vice President

WACHOVIA BANK, NATIONAL ASSOCIATION, as syndication agent and as a Bank

By:	/s/ J. Andrew Phelps
J. Andrew Phelps, Vice President

BANK OF AMERICA, N.A., as co–documentation agent and as a Bank

By:	/s/ Bryan A. Smith
	Name:	Bryan A. Smith
	Title:	Vice President

SUNTRUST BANK, as co–documentation agent and as a Bank

By:	/s/ Thomas F. Parrott
	Name:	Thomas F. Parrott
	Title:	Vice President

THE BANK OF TOKYO–MITSUBISHI, LTD., NY BRANCH, as co–documentation agent and as a Bank

By:	/s/ Christian A. Giordano
	Name:	Christian A. Giordano
	Title:	Authorized Signatory

BNP PARIBAS

By:	/s/ Henry Setina
	Name:	Henry Setina
	Title:	Director

By:	/s/ Lloyd Cox
	Name:	Lloyd Cox
	Title:	Managing Director

NATIONAL CITY BANK OF PENNSYLVANIA

By:	/s/ Michael T. Keenan
Michael T. Keenan, Assistant Vice President

THE BANK OF NEW YORK

By:	/s/ J. David Parker, Jr.
	Name:	J. David Parker, Jr.
	Title:	Vice President

CALYON NEW YORK BRANCH

By:	/s/ Scott R. Chappelka
	Name:	Scott R. Chappelka
	Title:	Director

By:	/s/ Michael Madnick
	Name:	Michael Madnick
	Title:	Director

BANK HAPOALIM B.M.

By:	/s/ James P. Surless
	Name:	James P. Surless
	Title:	Vice President

By:	/s/ Laura Anne Raffa
	Name:	Laura Anne Raffa
	Title:	Executive Vice President & Corporate
Manager

CITICORP NORTH AMERICA, INC.

By:	/s/ George Calfo
	Name:	George Calfo
	Title:	Managing Director

MIZUHO CORPORATE BANK, LTD.

By:	/s/ Robert Gallagher
	Name:	Robert Gallagher
	Title:	Senior Vice President

BANK OF CHINA, NEW YORK BRANCH

By:	/s/ Richard Bradspies
	Name:	Richard Bradspies
	Title:	Deputy General Manager

THE NORINCHUKIN BANK, NEW YORK BRANCH

By:	/s/ Masanori Shoji
	Name:	Masanori Shoji
	Title:	Joint General Manager

INDEX OF EXHIBITS AND SCHEDULES

SCHEDULE 1.01

to

Amended and Restated Credit Agreement

Commitments

Bank	Commitment
JPMorgan Chase Bank, N.A.	$32,500,000
Wachovia Bank, N. A.	$27,500,000
Bank of America, N.A.	$27,500,000
SunTrust Bank	$27,500,000
The Bank of Tokyo-Mitsubishi, LTD., NY Branch	$27,500,000
BNP Paribas	$22,500,000
National City Bank of Pennsylvania	$22,500,000
The Bank of New York	$22,500,000
Calyon New York Branch	$15,000,000
Bank Hapoalim, B.M.	$15,000,000
Citicorp North America, Inc.	$15,000,000
Mizuho Corporate Bank, LTD.	$15,000,000
Bank of China, New York Branch	$15,000,000
The Norinchukin Bank, New York Branch	$15,000,000

Total Commitments	$300,000,000.00

1

SCHEDULE 1.01(a)

to

Amended and Restated Credit Agreement

Pricing Schedule

Each of “Euro–Dollar Margin”, “Base Margin”, “CD Margin” and “Facility Fee Rate” means, for any date, the rate per annum set forth below in the row under such term, opposite, with respect to the Euro–Dollar Margin and Base Margin, the applicable Utilization that applies as of such date and in the column corresponding to the Pricing Level that applies at such date:

Utilization	Level I	Level II	Level III	Level IV	Level V
Facility Fee Rate
Not Applicable	0.100%	0.125%	0.150%	0.200%	0.250%
Euro-Dollar Margin
Utilization less than or equal to 50%	0.400%	0.500%	0.600%	0.800%	1.000%
Utilization greater than 50%	0.525%	0.625%	0.725%	0.925%	1.125%
Base Margin

Utilization less than or equal to 50%	0.000%	0.000%	0.000%	0.000%	0.000%
Utilization greater than 50%	0.000%	0.000%	0.000%	0.000%	0.000%
CD Margin
Utilization less than or equal to 50%	0.525%	0.625%	0.725%	0.925%	1.125%
Utilization greater than 50%	0.650%	0.750%	0.850%	1.050%	1.250%

For purposes of this Schedule, the following terms have the following meanings:

“Level I” applies at any date if, at such date, the Borrower’s senior unsecured bank or other unsecured senior debt is rated BBB+ or higher by S&P or Baa1 or higher by Moody’s.

“Level II” applies at any date if, at such date, the Borrower’s senior unsecured bank or other unsecured senior debt is rated BBB by S&P or Baa2 by Moody’s.

“Level III” applies at any date if, at such date, the Borrower’s senior unsecured bank or other unsecured senior debt is rated BBB–by S&P or Baa3 by Moody’s.

“Level IV” applies at any date if, at such date, the Borrower’s senior unsecured bank or other unsecured senior debt is rated BB+ by S&P or Bal by Moody’s.

“Level V” applies at any date, if at such date, no other Pricing Level applies.

“Moody’s” means Moody’s Investors Service, Inc.

“Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V applies at any date.

1

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw–Hill Companies, Inc.

“Utilization” means at any date the percentage equivalent of a fraction: (i) the numerator of which is the sum of (A) the aggregate outstanding principal amount of the Loans after giving effect to any borrowing or payment on such date plus (B) the LC Exposure after giving effect to any Letter of Credit issuance or payment on such date and (ii) the denominator of which is the aggregate amount of the Commitments at such date, after giving effect to any reduction of the Commitments on such date.

The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured bank debt of the Borrower without third–party credit enhancement and any rating assigned to any other debt security of the Borrower shall be disregarded.  The rating in effect at any date is that in effect at the close of business on such date.  The applicable “Pricing Level” for purposes of this definition shall be the Pricing Level set forth above which corresponds with such credit ratings.  In the event the ratings assigned by S&P or Moody’s fall in different Pricing Levels, the Pricing Level to be used shall be the Pricing Level containing the highest rating; provided that if the difference is more than one full rating category (with changes in the +, - or numerical modifiers associated with the ratings being considered one full rating category for purposes of this proviso), the Pricing Level to be used shall be the Pricing Level containing the rating which is one above the lowest rating assigned.  If the rating system of S&P or Moody’s shall change or if S&P and Moody’s both no longer rate the unsecured senior bank debt of the Borrower, the parties hereto shall negotiate in good faith to amend the references to specific ratings in this definition (including by way of substituting another rating agency mutually acceptable to the Borrower and the Administrative Agent for the rating agency with respect to which the rating system has changed) to reflect such changed rating system, and if an agreement with the Borrower on this point cannot be reached, the Administrative Agent, acting in good faith, shall determine the applicable Pricing Level.  Pending agreement on such amendment or the Administrative Agent’s determination, the rating in effect immediately prior to such change will be used in determining the Pricing Level hereunder.  As of the Effective Date, the Pricing Level is Level II.

2

SCHEDULE 1.01(b)

to

Amended and Restated Credit Agreement

Existing Letters of Credit

None

SCHEDULE 4.09

to

Amended and Restated Credit Agreement

Material Subsidiaries

(as of June 9, 2005)

1.                                       Carlisle Corporation

2.                                       Trail King Industries, Inc.

3.                                       Walker Stainless Equipment Company

4.                                       Motion Control Industries, Inc.

5.                                       Carlisle FoodService Products, Incorporated

6.                                       Carlisle Tire & Wheel Company

7.                                       Carlisle Engineered Products, Inc.

8.                                       Tensolite Company

9.                                       Carlisle Syntec Incorporated

10.                                 Carlisle International, Inc.

11.                                 Carlisle Power Transmission Products, Inc.

12.                                 Carlisle Insurance Company

13.                                 Carlisle Coatings & Waterproofing Incorporated

14.                                 Carlisle Holding ApS

15.                                 CSL Manufacturing CV

16.                                 Carlisle SPV, Inc.

EXHIBIT A

to

Amended and Restated Credit Agreement

Note

$	Dallas, Texas

For value received, Carlisle Companies Incorporated, a Delaware corporation (the “Borrower”), promises to pay to the order of                                                   (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Credit Agreement referred to below on the maturity date provided for in the Credit Agreement.  The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Credit Agreement.  All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of the Administrative Agent.

All Loans made by the Bank, the respective types and maturities thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof, provided that the failure of the Bank to make any such recordation or endorsement shall not affect the obligations of the Borrower hereunder or under the Credit Agreement.

This note is one of the Notes referred to in the Amended and Restated Credit Agreement dated as of June 9, 2005 among Carlisle Companies Incorporated, the Banks party thereto, and JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank) as Administrative Agent (as the same may be amended from time to time, the “Credit Agreement”).  Terms defined in the Credit Agreement are used herein with the same meanings.  Reference is made to the Credit Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

CARLISLE COMPANIES INCORPORATED

By:
Name:
Title:

EXHIBIT B

to

Amended and Restated Credit Agreement

Form of Money Market Quote Request

[Date]

To:                            JPMorgan Chase Bank, N.A. (the “Administrative Agent”)

From:                Carlisle Companies Incorporated (the “Borrower”)

Re:                             Amended and Restated Credit Agreement (as amended from time to time, the “Credit Agreement”) dated as of June 9, 2005 among Carlisle Companies Incorporated, the Banks party thereto, and JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank), as Administrative Agent

We hereby give notice pursuant to Section 2.03 of the Credit Agreement that we request Money Market Quotes for the following proposed Money Market Borrowing(s):

Date of Borrowing:

Principal Amount(1)	Interest Period(2)

$

Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate].  [The applicable base rate is the London Interbank Offered Rate.]

Terms used herein have the meanings assigned to them in the Credit Agreement.

CARLISLE COMPANIES INCORPORATED

By:
Name:
Title:

(1) Amount must be $10,000,000 or a larger multiple of $1,000,000.

(2) Not less than one month (LIBOR Auction) or not less than 14 days (Absolute Rate Auction), subject to the provisions of the definition of Interest Period.

EXHIBIT C

to

Amended and Restated Credit Agreement

Form of Invitation for Money Market Quotes

To                                 [Name of Bank]

Re:                               Invitation for Money Market Quotes to Carlisle Companies Incorporated (the “Borrower”)

Pursuant to Section 2.03 of the Amended and Restated Credit Agreement dated as of June 9, 2005 among the Borrower, the Banks party thereto, and JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank), as Administrative Agent, we are pleased on behalf of the Borrower to invite you to submit Money Market Quotes to the Borrower for the following proposed Money Market Borrowing(s):

Date of Borrowing:

Principal Amount	Interest Period

$

Such Money Market Quotes should offer a Money Market [Margin] [Absolute Rate].  [The applicable base rate is the London Interbank Offered Rate.]

Please respond to this invitation by no later than [2:00 P.M.] [9:30 A.M.] (New York City time) on [date].

JPMorgan Chase Bank, N.A., as Administrative Agent

By:
Authorized Officer

EXHIBIT D

to

Amended and Restated Credit Agreement

Form of Money Market Quote

To:                              JPMorgan Chase Bank, N.A. as Administrative Agent

Re                                  Money Market Quote to Carlisle Companies Incorporated (the “Borrower”)

In response to your invitation on behalf of the Borrower dated                               , 20         , we hereby make the following Money Market Quote on the following terms:

1.	Quoting Bank:

2.	Person to contact at Quoting Bank:

3.	Date of Borrowing: (3)

4.	We hereby offer to make Money Market Loan(s) in the following principal amounts, for the following Interest Periods and at the following rates:

Principal		Money Market
Amount(4)	Interest Period(5)	[Margin](6)	[Absolute Rate](7)
$
$

[Provided, that the aggregate principal amount of Money Market Loans for which the above offers may be accepted shall not exceed $                                       .](8)

(3) As specified in the related Invitation.

(4) Principal amount bid for each Interest Period may not exceed principal amount requested.  Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend.  Bids must be made for $5,000,000 or a larger multiple of $1,000,000.

(5) Not less than one month or not less than 30 days, as specified in the related Invitation.  No more than five bids are permitted for each Interest Period.

(6) Margin over or under the London Interbank Offered Rate determined for the applicable Interest Period.  Specify percentage (to the nearest 1/10,000 of 1%) and specify whether “PLUS” or “MINUS”

(7) Specify rate of interest per annum (to the nearest 1/10,000 of 1%).

(8) Principal amount bid for each Interest Period may not exceed principal amount requested.  Specify aggregate limitation if the sum of the individual offers exceeds the amount the Bank is willing to lend.  Bids must be made for $5,000,000 or a larger multiple of $1,000,000.

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We understand and agree that the offer(s) set forth above, subject to the satisfaction of the applicable conditions set forth in the Amended and Restated Credit Agreement dated as of June 9, 2005 among the Borrower, the Banks party thereto, and JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank), as Administrative Agent, irrevocably obligates us to make the Money Market Loan(s) for which any offer(s) are accepted, in whole or in part.

Very truly yours,

[NAME OF BANK]

Dated:	By:
Authorized Officer

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EXHIBIT E

to

Amended and Restated Credit Agreement

Opinion of

Counsel for the Borrower

June 9, 2005

To the Banks and the Administrative Agent

Referred to Below

c/o JPMorgan Chase Bank, N.A., as Administrative Agent

2001 Ross Ave. 3rd Floor

Dallas, Texas 75201

Dear Sirs:

I am Vice President, Secretary and General Counsel of Carlisle Companies Incorporated (the “Borrower”) and in my capacity as an employee of the Borrower, I have participated in the execution and delivery of the Amended and Restated Credit Agreement (the “Credit Agreement”) dated as of June 9, 2005 among the Borrower, the Banks party thereto, and JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank), as Administrative Agent.  Terms defined in the Credit Agreement are used herein as therein defined.  This opinion is being rendered to you pursuant to Section 3.01(b) of the Credit Agreement.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as I have deemed necessary or advisable for purposes of this opinion.

The opinions expressed in this letter are limited to the laws of the States of New York and Delaware and the Federal laws of the United States of America.

Upon the basis of the foregoing, I am of the opinion that:

1.                                       The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

2.                                       The execution, delivery and performance by the Borrower of the Credit Agreement and the Notes are within the corporate powers of the Borrower, have been duly authorized by all necessary corporate action, require no action by or in respect of, or filing with, any governmental body, agency or official and do not contravene, or constitute a default under, any provision of applicable law or regulation or of the certificate of incorporation or by–laws of the Borrower or of any agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Material Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Material Subsidiaries.

3.                                       The Credit Agreement constitutes a valid and binding agreement of the Borrower and each Note constitutes a valid and binding obligation of the Borrower, in each case enforceable in

1

accordance with its terms except as the same may be limited by bankruptcy, insolvency or similar laws affecting creditors’ rights generally and by general principles of equity.

4.                                       There is no action, suit or proceeding pending against, or to the best of our knowledge threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official, in which there is a reasonable possibility of an adverse decision which could materially adversely affect the business, consolidated financial position or consolidated results of operations of the Borrower and its Consolidated Subsidiaries, considered as a whole, or which in any manner draws into question the validity of the Credit Agreement or the Notes.

5.                                       Each of the Borrower’s corporate Subsidiaries is a corporation validly existing and in good standing under the laws of its jurisdiction of incorporation, and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted except where the failure to have such powers, licenses, authorizations, consents or approvals could not reasonably be expected to have a Material Adverse Effect.

Very truly yours,

2

EXHIBIT F

to

Amended and Restated Credit Agreement

Assignment And Assumption

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Bank under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Bank) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an affiliate/Approved Fund of [identify Bank]

3.	Borrower(s):	Carlisle Companies Incorporated

4.	Administrative Agent:	JPMorgan Chase Bank, N.A., as the administrative agent under the Credit Agreement

5.	Credit Agreement:

$300,000,000 Amended and Restated Credit Agreement dated as of June 9, 2005 among Carlisle Companies Incorporated, the Banks parties thereto, and JPMorgan Chase Bank, N.A. (formerly JPMorgan Chase Bank), as Administrative Agent

1

6.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/Loans for all Banks	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans
	$	$		%
	$	$		%
	$	$		%

Effective Date:                               , 20          [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE

[NAME OF ASSIGNEE]

By:
Title:

[Consented to and] Accepted:

JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

By:
Title:

[Consented to:]

CARLISLE COMPANIES INCORPORATED

By:
Title:

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ANNEX 1

AMENDED AND RESTATED CREDIT AGREEMENT DATED JUNE 9, 2005 AMONG CARLISLE COMPANIES INCORPORATED, THE BANKS PARTY THERETO AND JPMORGAN CHASE BANK, N.A., AS THE ADMINISTRATIVE AGENT

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.                                       Representations and Warranties.

1.1  Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Bank under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Bank, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Bank thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Bank thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Bank, and (v) if it is a Foreign Bank, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Bank.

2.                                       Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                       General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York.

EXHIBIT G

to

Amended and Restated Credit Agreement

Form of Increased Commitment Supplement

This INCREASED COMMITMENT SUPPLEMENT (this “Supplement”) is dated as of                             ,         and entered into by and among Carlisle Companies Incorporated, a Delaware corporation (the “Borrower”), each of the banks or other lending institutions which is a signatory hereto (the “Banks”), JPMorgan Chase Bank, N.A., as administrative agent for itself and the other Banks (in such capacity, together with its successors in such capacity, the “Administrative Agent”), and is made with reference to that certain Amended and Restated Credit Agreement dated as of June 9, 2005 (as amended, the “Credit Agreement”), by and among the Borrower, the banks party thereto and the Agent.  Capitalized terms used herein without definition shall have the same meanings herein as set forth in the Credit Agreement.

RECITALS

WHEREAS, pursuant to Section 2.18 of the Credit Agreement, the Borrower and the Banks are entering into this Increased Commitment Supplement to provide for the increase of the aggregate Commitments;

WHEREAS, each Bank party [hereto and already a party to the Credit Agreement] wishes to increase its Commitment [, and each Bank, to the extent not already a Bank party to the Credit Agreement (herein a “New Bank”), wishes to become a Bank party to the Credit Agreement];

WHEREAS, the Banks are willing to agree to supplement the Credit Agreement in the manner provided herein.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Section 1.                                            Increase in Revolving Commitments.  Subject to the terms and conditions hereof, each Bank severally agrees that its Commitment shall be increased to [or in the case of a New Bank, shall be] the amount set forth opposite its name on the signature pages hereof.

Section 2.                                            [New Banks.  Each New Bank (i) confirms that it has received a copy of the Credit Agreement and the other Loan Documents, together with copies of the most recent financial statements of the Borrower delivered under Section 5.01 and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Supplement; (ii) agrees that it has, independently and without reliance upon the Administrative Agent, any other Bank or any of their officers, directors, subsidiaries or affiliates and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Supplement; (iii) agrees that it will, independently and without reliance upon the Administrative Agent, any other Bank or any of their officers, directors, subsidiaries or affiliates and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents; (iv) appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers and discretion under the Loan Documents as are delegated to the Administrative Agent by the terms thereof, together with such powers and discretion as are reasonably incidental thereto; and (v) agrees that it is a “Bank” under the Loan Documents and will

1

perform in accordance with their terms all of the obligations that by the terms of the Loan Documents are required to be performed by it as a Bank.

Section 3.                                            Conditions to Effectiveness.  Section 1 of this Supplement shall become effective only upon the satisfaction of the following conditions precedent:

(a)                                  receipt by the Administrative Agent of an opinion of counsel to the Borrower as to the matters referred to in Section 4.01, 4.02 and 4.03 of the Credit Agreement (with the term “Agreement” as used therein meaning this Supplement for purposes of such opinion), dated the date hereof, satisfactory in form and substance to the Agent.

(b)                                 receipt by the Administrative Agent of certified copies of all corporate action taken by the Borrower to authorize the execution, delivery and performance of this Supplement; and

(c)                                  receipt by the Administrative Agent of a certificate of the Secretary or an Assistant Secretary of the Borrower certifying the names and true signatures of the officers of the Borrower authorized to sign this Supplement and the other documents to be delivered hereunder.

Section 4.                                            Representations and Warranties.  In order to induce the Banks to enter into this Supplement and to supplement the Credit Agreement in the manner provided herein, the Borrower represents and warrants to the Administrative Agent and each Bank that (a) the representations and warranties contained in Article 4 of the Credit Agreement are and will be true, correct and complete on and as of the effective date hereof to the same extent as though made on and as of that date and for that purpose, this Supplement shall be deemed to be included as part of the Agreement referred to therein, and (b) no event has occurred and is continuing or will result from the consummation of the transactions contemplated by this Supplement that would constitute a Default.

Section 5.                                            Effect of Supplement.  The terms and provisions set forth in this Supplement shall modify and supersede all inconsistent terms and provisions set forth in the Credit Agreement and except as expressly modified and superseded by this Supplement, the terms and provisions of the Credit Agreement are ratified and confirmed and shall continue in full force and effect.  The Borrower, the Administrative Agent, and the Banks agree that the Credit Agreement as supplemented hereby and the other Loan Documents shall continue to be legal, valid, binding and enforceable in accordance with their respective terms.  Any and all agreements, documents, or instruments now or hereafter executed and delivered pursuant to the terms hereof or pursuant to the terms of the Credit Agreement as supplemented hereby, are hereby amended so that any reference in such documents to the Credit Agreement shall mean a reference to the Credit Agreement as supplemented hereby.

Section 6.                                            Applicable Law.  This Supplement shall be governed by, and construed in accordance with, the laws of the State of New York and applicable laws of the United States of America.

Section 7.                                            Counterparts, Effectiveness.  This Supplement may be executed in any number of counterparts, by different parties hereto in separate counterparts and on telecopy counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.  This Supplement (other than the provisions of Section 1 hereof, the effectiveness of which is governed by Section 3 hereof) shall become effective upon the execution of a counterpart hereof by the Borrower, the Banks and receipt by the Borrower and the Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

2

Section 8.                                            Entire Agreement.  This Supplement embodies the final, entire agreement among the parties relating to the subject matter hereof and supersede any and all previous commitments, agreements, representations and understandings, whether oral or written, relating to the subject matter hereof and may not be contradicted or varied by evidence of prior, contemporaneous or subsequent oral agreements or discussions of the parties hereto  there are no unwritten oral agreements among the parties hereto.

IN WITNESS WHEREOF, the parties hereto have caused this Supplement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

CARLISLE COMPANIES INCORPORATED, as the Borrower

By:
Name:
Title:

New Total Revolving Commitment:

$	JPMORGAN CHASE BANK, N.A., individually and as the Agent

By:
Name:
Title:

$	[BANK]

By:
Name:
Title:

$	[NEW BANK]

By:
Name:
Title:

3